UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                 Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Computer Programs and Systems, Inc.

(Name of registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

March 16, 2018

To the Stockholders of Computer Programs and Systems, Inc.:

You are invited to attend the 2018 Annual Meeting of Stockholders of Computer Programs and Systems, Inc. (the “Company”), which will be held at The Battle House Renaissance Mobile Hotel & Spa, 26 North Royal Street, Mobile, Alabama 36602, on Monday, April 30, 2018 at 8:00 a.m., Central Time. Details regarding admission to the annual meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

We have elected to take advantage of Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe that the rules will allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the annual meeting.

Your vote, whether in attendance on April 30, 2018 or by proxy, is important. Please review the instructions on each of your voting options described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement and the Notice of Internet Availability of Proxy Materials you received in the mail. For those of you who are able to join us in Mobile, Alabama, there will be an opportunity for you to meet with management, the Board of Directors and your fellow stockholders and, importantly, vote your shares. If you are unable to join us in person, I urge you to vote as soon as possible.

Sincerely,

David A. Dye

Chairman of the Board

COMPUTER PROGRAMS AND SYSTEMS, INC.

6600 Wall Street

Mobile, Alabama 36695

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MONDAY, APRIL 30, 2018

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2018 Annual Meeting of Stockholders of Computer Programs and Systems, Inc. (the “Company”) will be held at 8:00 a.m., Central Time, on Monday, April 30, 2018, at The Battle House Renaissance Mobile Hotel & Spa, 26 North Royal Street, Mobile, Alabama 36602. Directions to attend the annual meeting where you may vote in person can be found on our website at http://investors.cpsi.com. The annual meeting is being held for the following purposes:

1.	To elect three Class I directors to serve on the Board of Directors of the Company for a three-year term expiring at the 2021 Annual Meeting of Stockholders;

2.	To approve on a non-binding advisory basis the compensation of the Company’s named executive officers (“NEOs”);

3.	To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accountants for the year ending December 31, 2018; and

4.	To transact such other business as may properly come before the annual meeting or any adjournment thereof.

The Board of Directors recommends that you vote FOR each of the three director nominees; FOR the approval on an advisory basis of the compensation of our NEOs; and FOR the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accountants for the year ending December 31, 2018. The annual meeting may be adjourned from time to time without notice other than announcement at the meeting or at adjournments thereof, and any business for which notice is hereby given may be transacted at any such adjournment.

The Board of Directors has set March 5, 2018 as the record date for the annual meeting. Only holders of record of the Company’s common stock at the close of business on the record date will be entitled to notice of, and to vote at, the annual meeting.

Whether or not you plan to attend the annual meeting, we urge you to review these materials carefully, which are available at www.proxydocs.com/CPSI, and to vote by one of the following means.

•	By Internet: Go to the website www.proxypush.com/CPSI and follow the instructions. You will need the control number included on your Notice of Internet Availability of Proxy Materials to obtain your records and create an electronic voting instruction form.

•	By Telephone: From a touch-tone telephone, dial toll-free 1-866-509-1050 and follow the recorded instructions. You will need the control number included on your Notice of Internet Availability of Proxy Materials in order to vote by telephone.

•	By Mail: You may request from the Company a hard copy of the proxy materials, including a proxy card, by following the instructions on your Notice of Internet Availability of Proxy Materials. If you request and receive a proxy card, please mark your selections on the proxy card, date and sign your name exactly as it appears on the proxy card and mail the proxy card in the pre-paid envelope that will be provided to you. Mailed proxy cards must be received no later than April 29, 2018 in order to be counted for the annual meeting.

By order of the Board of Directors,

David A. Dye

Chairman of the Board

This Proxy Statement and the accompanying instruction form or proxy card are being made available on or about March 16, 2018.

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MONDAY, APRIL 30, 2018

This Proxy Statement, along with the accompanying Notice of Annual Meeting of Stockholders, contains information about the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of Computer Programs and Systems, Inc., including any adjournments or postponements of the Annual Meeting. We are holding the Annual Meeting on Monday, April 30, 2018 at 8:00 a.m., Central Time, at The Battle House Renaissance Mobile Hotel & Spa, 26 North Royal Street, Mobile, Alabama 36602.

This Proxy Statement relates to the solicitation of proxies by our Board of Directors (the “Board” or “Board of Directors”) for use at the Annual Meeting.

On or about March 16, 2018, we began sending a Notice of Internet Availability of Proxy Materials to all stockholders entitled to vote at the Annual Meeting.

We encourage all of our stockholders to vote at the Annual Meeting, and we hope the information contained in this document will help you decide how you wish to vote at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to be held on April 30, 2018

The Notice of Annual Meeting of Stockholders, the Proxy Statement and the Company’s 2017 Annual Report to Stockholders are available free of charge to view, print and download at www.proxydocs.com/CPSI.

Additionally, you can find a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, including financial statements and schedules thereto, on the website of the Securities and Exchange Commission, or the SEC, at www.sec.gov, or in the “Corporate Information” section of our website at http://investors.cpsi.com (under the “2018 Annual Meeting Materials” link). You may also obtain a printed copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, including financial statements and schedules thereto, free of charge, from us by sending a written request to: Computer Programs and Systems, Inc., 6600 Wall Street, Mobile, Alabama 36695, Attn: Corporate Secretary. Exhibits will be provided upon written request and payment of an appropriate processing fee.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Why is the Company soliciting my proxy?

The Board is soliciting your proxy to vote at the 2018 Annual Meeting of Stockholders to be held at The Battle House Renaissance Mobile Hotel & Spa, 26 North Royal Street, Mobile, Alabama 36602, on Monday, April 30, 2018 at 8:00 a.m., Central Time, and any adjournments of the meeting, which we refer to as the “Annual Meeting.” This Proxy Statement along with the accompanying Notice of Annual Meeting of Stockholders summarizes the purposes of the meeting and the information you need to know to vote at the Annual Meeting.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

In accordance with rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record, we are furnishing proxy materials, including this Proxy Statement and our 2017 Annual Report to Stockholders, by providing access to such documents on the Internet. Stockholders will not receive printed copies of the proxy materials unless they request them. Instead, commencing on or about March 16, 2018, a Notice of Internet Availability of Proxy Materials (the “Notice”) was sent to our stockholders which instructs you on how to access and review the proxy materials on the Internet. The Notice also instructs you on how to submit your proxy via the Internet or by telephone. If you would like to receive a paper or email copy of our proxy materials, please follow the instructions for requesting such materials in the Notice.

Why am I receiving these materials?

Our Board is providing these proxy materials to you on the Internet or, upon your request, will deliver printed versions of these materials to you by mail, in connection with the Annual Meeting, which will take place on April 30, 2018. Stockholders are invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement.

What is included in these materials?

These proxy materials include:

•	our Proxy Statement for the Annual Meeting; and

•	our 2017 Annual Report to Stockholders, which includes our Annual Report on Form 10-K, including our audited consolidated financial statements.

If you request printed versions of these materials by mail, these materials will also include the proxy card for the Annual Meeting.

What proposals will be voted on at the Annual Meeting?

At the Annual Meeting, we will ask you to:

Proposal 1:	Elect three Class I directors to serve on the Board of Directors of the Company for a three-year term expiring at the 2021 Annual Meeting of Stockholders;

Proposal 2:	Approve on an advisory basis the compensation of our NEOs, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative in this Proxy Statement; and

Proposal 3:	Ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accountants for the year ending December 31, 2018.

What is the Board’s voting recommendation?

The Company’s Board of Directors recommends that you vote your shares FOR the election of each of the Class I director nominees set forth in this Proxy Statement; FOR the approval, on an advisory basis, of the compensation of our NEOs, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative in this Proxy Statement; and FOR the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accountants for the year ending December 31, 2018.

Unless instructed to the contrary, the shares represented by the proxies will be voted FOR all of the listed nominees in Proposal 1 and FOR Proposals 2 and 3.

What shares owned by me can be voted?

All shares owned by you as of the close of business on March 5, 2018 (the “Record Date”) may be voted. You may cast one vote per share of common stock that you held on the Record Date. These include shares that are: (1) held directly in your name as the stockholder of record, and (2) held for you as the beneficial owner through a stock broker, bank or other nominee. At the close of business on the Record Date, there were 13,937,148 shares of the common stock of the Company, par value $.001 per share, outstanding. Each stockholder is entitled to one vote in person or by proxy for each share of common stock held on all matters properly to come before the Annual Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most of the Company’s stockholders hold their shares through a stock broker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the stockholder of record with respect to those shares, and the Notice is being sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the persons named as proxy holders, J. Boyd Douglas, the Company’s President and Chief Executive Officer, and Matt J. Chambless, the Company’s Chief Financial Officer, Secretary and Treasurer, or to vote in person at the Annual Meeting. If you request printed copies of the proxy materials, the Company will provide a proxy card for you to use. You may also vote on the Internet or by telephone, as described below under the heading “How can I vote my shares without attending the Annual Meeting?”

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you are invited to attend the Annual Meeting. You also have the right to direct your broker on how to vote these shares. Your broker or nominee should have enclosed a voting instruction form for you to direct your broker or nominee how to vote your shares. You may also vote by Internet or by telephone, as described below under “How can I vote my shares without attending the Annual Meeting?” However, shares held in “street name” may be voted in person by you only if you obtain a signed proxy from the record holder (broker, bank or other nominee) giving you the right to vote the shares.

How can I vote my shares in person at the Annual Meeting?

Shares held directly in your name as the stockholder of record may be voted in person at the Annual Meeting. If you choose to vote your shares in person at the Annual Meeting, please bring proof of ownership of the Company’s common stock on the Record Date, such as the Notice of Internet Availability of Proxy Materials, legal proxy, voting instruction form provided by your broker, bank or other nominee, or a proxy card, as well as proof of identification. Even if you plan to attend the Annual Meeting, the Company recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

How can I vote my shares without attending the Annual Meeting?

Whether you hold your shares directly as the stockholder of record or beneficially in “street name,” you may direct your vote by proxy without attending the Annual Meeting. You can vote by proxy by one of the following means.

•	By Internet: Go to the website www.proxypush.com/CPSI and follow the instructions. You will need the control number included on your Notice to obtain your records and create an electronic voting instruction form.

•	By Telephone: From a touch-tone telephone, dial toll-free 1-866-509-1050 and follow the recorded instructions. You will need the control number included on your Notice in order to vote by telephone.

•	By Mail: You may request a hard copy of the proxy materials, including a proxy card, by following the instructions on your Notice. If you request and receive a proxy card, please mark your selections on the proxy card, date and sign your name exactly as it appears on the proxy card and mail the proxy card in the pre-paid envelope that will be provided to you. Mailed proxy cards must be received no later than April 29, 2018 in order to be counted for the Annual Meeting.

Please follow the instructions provided in the Notice, or, if you request printed copies of proxy materials, on the proxy card or voting instruction form. We urge you to review the proxy materials carefully before you vote. These materials are available at www.proxydocs.com/CPSI.

Can I revoke my proxy or change my vote?

You may revoke your proxy or change your voting instructions prior to the vote at the Annual Meeting. You may enter a new vote by using the Internet or the telephone or by mailing a new proxy card or new voting instruction form bearing a later date (which will automatically revoke your earlier voting instructions), which new vote must be received by 11:59 p.m., Central Time, on April 29, 2018. You may also enter a new vote by attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting in person will not cause your previously granted proxy to be revoked unless you specifically so request.

What is the voting requirement to approve each of the proposals?

Proposal 1, Election of Directors: Under the Company’s Bylaws, in order for a director nominee to be elected to the Board of Directors by the Company’s stockholders in an uncontested election of directors, he or she must receive an affirmative vote of a majority of the votes cast affirmatively or negatively. This means that a Class I director nominee will be elected to the Board of Directors at the Annual Meeting if the votes cast “for” the nominee’s election exceed the votes cast “against” the nominee’s election at the meeting, with abstentions not counting as votes “for” or “against.” If you do not instruct your broker how to vote with respect to this item, your broker may not vote your shares with respect to the election of directors. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election of directors.

An uncontested incumbent director is required to submit a contingent letter of resignation to the Board of Directors at the time of his or her nomination for consideration by the Nominating and Corporate Governance Committee of the Board. If such a director does not receive a majority of votes cast “for” his or her election, the Nominating and Corporate Governance Committee is required to consider on an expedited basis such director’s tendered resignation and make a recommendation to the Board concerning the acceptance or rejection of the tendered resignation. The Board is required to take formal action on the committee’s recommendation expeditiously following the date of certification of the election results. The Company will publicly disclose the Board’s decision and its reasoning with regard to its decision on the tendered resignation.

Proposal 2, Advisory Vote on Executive Compensation: Our Board of Directors is seeking a non-binding advisory vote regarding the compensation of our NEOs, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures contained in this Proxy Statement. Under the Company’s Bylaws, in order to be approved, this proposal requires an affirmative vote of a majority of the votes cast affirmatively or negatively. This means that the votes that stockholders cast “for” this proposal must exceed the votes that stockholders cast “against” this proposal at the meeting, with abstentions not counting as votes “for” or “against.” If you do not instruct your broker how to vote with respect to this item, your broker may not vote your shares with respect to the advisory vote on executive compensation. Abstentions and broker non-votes will not be taken into account in determining the outcome of the advisory vote on executive compensation. This vote is advisory and non-binding in nature, but our Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Proposal 3, Ratification of Appointment of Independent Registered Public Accountants: Under the Company’s Bylaws, in order to be approved, this proposal requires an affirmative vote of a majority of the votes cast affirmatively or negatively. This means that the votes that stockholders cast “for” this proposal must exceed the votes that stockholders cast “against” this proposal at the meeting, with abstentions not counting as votes “for” or “against.” Abstentions will not be taken into account in determining the outcome of the ratification of the appointment of the Company’s independent registered public accountants.

What is the effect of abstentions and broker non-votes?

A stockholder may abstain or withhold his or her vote (collectively, “abstentions”) with respect to each item submitted for stockholder approval. Abstentions will be counted as present for purposes of determining the existence of a quorum at the Annual Meeting. Abstentions will not affect the outcome of the election of directors (Proposal 1), the non-binding advisory vote on executive compensation (Proposal 2) or the ratification of the appointment of the Company’s independent registered public accountants (Proposal 3).

If you hold your shares in “street name” and do not direct your broker or other nominee as to how you want your shares to be voted in the election of directors (Proposal 1) or the non-binding advisory vote on the compensation of our NEOs (Proposal 2), your broker or other nominee is not permitted to vote those shares on your behalf (resulting in a “broker non-vote” for each proposal for which your broker or other nominee does not vote your shares). Accordingly, if you hold your shares in “street name,” it is critical that you complete and return the voting instruction form if you want your votes counted in the election of directors (Proposal 1) and the non-binding advisory vote on the compensation of our NEOs (Proposal 2).

Broker non-votes are counted for general quorum purposes but are not entitled to vote with respect to any matter for which a broker does not have discretionary authority to vote. Broker non-votes will have no effect on the election of directors (Proposal 1) or the non-binding advisory vote on the compensation of our NEOs (Proposal 2). Because your broker or other nominee has discretion to vote any uninstructed shares on the ratification of the appointment of the Company’s independent registered public accountants (Proposal 3), broker non-votes are not expected to result from this proposal.

What does it mean if I receive more than one Notice, proxy card or voting instruction form?

It means your shares are registered differently or are held in more than one account. For each Notice you receive, please submit your vote for each control number you have been assigned. If you receive paper copies of proxy materials, please provide voting instructions for all proxy cards and voting instruction forms you receive.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting and publish preliminary results, or final results if available, in a Current Report on Form 8-K within four business days of the Annual Meeting. If final results are unavailable at the time we file the Form 8-K, then we will file an amended report on Form 8-K to disclose the final voting results within four business days after the final voting results are known.

What happens if additional proposals are presented at the Annual Meeting?

Other than the three proposals described in this Proxy Statement, we do not expect any matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, J. Boyd Douglas, the Company’s President and Chief Executive Officer, and Matt J. Chambless, the Company’s Chief Financial Officer, Secretary and Treasurer, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any unforeseen reason, any one or more of the Company’s nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board of Directors.

What is the quorum requirement for the Annual Meeting?

The quorum requirement for holding the Annual Meeting and transacting business is a majority of the outstanding shares entitled to be voted and present at the meeting. The shares may be present in person or represented by proxy at the Annual Meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. If a quorum is not present or if we decide that more time is necessary for the solicitation of proxies, we may adjourn the Annual Meeting. We may do this with or without a stockholder vote. Alternatively, if the stockholders vote to adjourn the meeting in accordance with the Company’s Bylaws, the named proxies will vote all shares of common stock for which they have voting authority in favor of adjournment.

Who will bear the cost of soliciting proxies for the Annual Meeting?

The Company will pay the entire cost of soliciting proxies for the Annual Meeting, including the distribution of proxy materials. We will request brokers or nominees to forward this Proxy Statement to their customers and principals and will reimburse them for expenses so incurred. If deemed necessary, we may also use our officers and regular employees, without additional compensation, to solicit proxies personally or by telephone.

PROPOSAL 1

ELECTION OF CLASS I DIRECTORS

Board Structure

Our Certificate of Incorporation provides that the number of directors of the Company shall be fixed by resolution of the Board of Directors and divided into three classes. Directors in each class are elected for three-year terms. The current term of the Class I directors expires at the 2018 Annual Meeting of Stockholders. The current Class II directors will serve until the 2019 Annual Meeting of Stockholders and until their successors have been elected and qualified. The current Class III directors will serve until the 2020 Annual Meeting of Stockholders and until their successors have been elected and qualified.

We currently have ten directors. William R. Seifert, II, who is a current Class I director, has decided not to stand for re-election to the Company’s Board of Directors when his term expires at the 2018 Annual Meeting. In order to fill the vacancy that will be left by Mr. Seifert on the Board and the Audit and Compensation Committees of the Board as of the Annual Meeting, as well as to enhance the breadth of talent and experience on our Board, three new directors were elected to the Board effective November 9, 2017:

•	Glenn P. Tobin was appointed as a Class I director and to the Compensation Committee of the Board;

•	Denise W. Warren was appointed as a Class II director and to the Audit Committee of the Board; and

•	Regina M. Benjamin was appointed as a Class III director and to the Nominating and Corporate Governance Committee of the Board.

In connection with the election of each of Mr. Tobin, Ms. Warren and Dr. Benjamin to the Board of Directors on November 9, 2017, the Board of Directors approved an increase in the size of the Board from seven directors to ten directors. The Board of Directors also approved a decrease in the size of the Board from ten directors to nine directors effective as of the conclusion of the Annual Meeting, when Mr. Seifert’s term expires.

The Board of Directors has nominated John C. Johnson, W. Austin Mulherin, III and Glenn P. Tobin for election as Class I directors to serve a three-year term until the 2021 Annual Meeting of Stockholders and until their successors have been elected and qualified. Pursuant to the Company’s Director Resignation Policy, each of Mr. Johnson, Mr. Mulherin and Mr. Tobin has tendered an irrevocable contingent resignation letter. If any of them fails to receive a majority of the votes cast affirmatively or negatively at the Annual Meeting, the Nominating and Corporate Governance Committee of the Board of Directors will recommend to the Board, and the Board will determine, whether to accept or reject the resignation tendered by such individual. Following the Board’s decision, the Company will file a Current Report on Form 8-K with the SEC in order to disclose the decision, the process by which the decision was made and, if applicable, the Board’s reason or reasons for rejecting the tendered resignation.

Voting of Proxies

Unless otherwise instructed, the proxy holders will vote proxies held by them FOR the election of John C. Johnson, W. Austin Mulherin, III and Glenn P. Tobin as Class I directors. The Board anticipates that the nominees named above will be able to serve, but if any of the nominees should be unable or unwilling to serve, the proxies will be voted for a substitute selected by the Board, or the Board may decide not to select an additional person as a director or to reduce the size of the Board. Proxies cannot be voted for a greater number of persons than the number of actual nominees so named. Vacancies that occur on the Board of Directors may be filled by remaining directors until the next election of directors for the class in which the vacancy occurred.

The Board of Directors recommends that the stockholders vote FOR each of the three Class I director nominees named above.

Information About the Nominees and Other Directors

The biographies of each of the nominees and our other directors below contain information regarding such person’s service as a director, business experience, director positions held currently or at any time during the last five years, certain familial relationships to any executive officers, if applicable, information regarding involvement in certain legal or administrative proceedings, if applicable, and, with respect to the nominees and the continuing directors, the experiences, qualifications, attributes or skills that caused the Board of Directors to determine that the person should serve as a director. Each of the nominees currently serves as a director of the Company. The stock ownership with respect to each director and nominee for director is set forth in the table entitled “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.”

Class I Nominees for Election – Terms to Expire in 2018

John C. Johnson, 67, has been a director since 2004. Mr. Johnson worked as a real estate appraiser for Courtney & Morris Appraisals, Inc. in Mobile, Alabama from September 2001 until his retirement in August 2012. From December 1994 to January 1998, Mr. Johnson served as the President and Chief Operating Officer of Coopersmith, Inc., a regional wholesale bakery located in Mobile, Alabama. After chairing the transition team for the sale of Coopersmith, Inc. to Earthgrains Company from January 1998 to May 1999, Mr. Johnson retired from the bakery industry and worked for a brief time as the Business Manager of Saint Ignatius Church. Mr. Johnson is currently a member of the South Alabama Advisory Board of Regions Bank, which is a subsidiary of Regions Financial Corporation.

The Board believes that Mr. Johnson’s skills and professional experiences in a variety of operational and leadership roles give him a wide range of knowledge on topics important to the Company’s business and contribute greatly to the Board’s composition.

W. Austin Mulherin, III, 52, was first elected as a director in February 2002. Since 1991, Mr. Mulherin has practiced law, handling a variety of litigation and business matters for public and private companies. He has been a partner in the law firm of Frazer, Greene, Upchurch & Baker, LLC since 1998.

Mr. Mulherin’s 27 years of experience as a practicing attorney, during which period he has advised a number of public companies on a variety of issues, provide a unique and valuable perspective to the Board. Additionally, Mr. Mulherin served on the board of directors of the predecessor company to CPSI (predating CPSI’s initial public offering in 2002) and has extensive knowledge of CPSI and its operations.

Glenn P. Tobin, 56, was elected as a director on November 9, 2017. Mr. Tobin served as Senior Vice President—Accountable Care Solutions of The Advisory Board Company, a research, technology and consulting firm serving the healthcare and education industries, beginning in 2012. Mr. Tobin then served as the Chief Executive Officer of Crimson, The Advisory Board Company’s health analytics division, until his retirement in early 2017.    Mr. Tobin also served as the Chief Operating Officer of CodeRyte, Inc. from 2010 to 2012 and held various executive positions within Cerner Corporation from 1988 to 2004.    Additionally, he was a General Manager for Corporate Executive Board and was a consultant for McKinsey and Company.

The Board believes that Mr. Tobin’s extensive experience in the healthcare and technology industries, including in various leadership roles, contributes greatly to the Board’s composition.

Class II Continuing Directors – Terms to Expire in 2019

J. Boyd Douglas, 51, has served as CPSI’s President and Chief Executive Officer since May 2006. He was first elected as a director in March 2002. Mr. Douglas began his career with CPSI in August 1988 as a Financial Software Support Representative. From May 1990 until December 1994, Mr. Douglas served as Manager of Electronic Billing, and from December 1994 until July 1999, he held the position of Director of Programming Services. From July 1999 until May 2006, Mr. Douglas served as CPSI’s Executive Vice President and Chief Operating Officer.

Mr. Douglas has been employed by CPSI for more than 29 years in a number of positions and areas and has served in senior executive positions for over 18 years, providing him with intimate knowledge of CPSI’s operations and the healthcare industry.

Charles P. Huffman, 64, was first elected as a director at the 2004 annual meeting. From August 2007 until his retirement in November 2008, Mr. Huffman served as Executive Vice President and Chief Financial Officer of EnergySouth, Inc., a public company specializing in natural gas distribution and storage. From 1998 to 2001, Mr. Huffman served as the Senior Vice President, Chief Financial Officer and Treasurer of EnergySouth, Inc., and from 2001 to July 2007, Mr. Huffman served as the Senior Vice President and Chief Financial Officer of EnergySouth, Inc.

Mr. Huffman brings more than 28 years of experience as an officer of a public company, EnergySouth, Inc., including serving as the principal financial and accounting officer, which gives him a wide range of accounting, financial, capital markets and executive management experience that contributes greatly to the composition of the Board.

Denise W. Warren, 56, was elected as a director on November 9, 2017. Ms. Warren has served as the Executive Vice President and Chief Operating Officer of WakeMed Health & Hospitals, a 919-bed healthcare system with multiple facilities in the Raleigh, North Carolina area, since 2015. Prior to this, Ms. Warren served as the Chief Financial Officer of Capella Healthcare, Inc. from 2005 to 2015. Ms. Warren began her career in 1980 with Ernst & Whinney (Ernst & Young), and then worked for a series of financial firms, including E. F. Hutton, Ford Capital, LTD, CS First Boston and Merrill Lynch & Co. Before joining Capella

Healthcare, Inc., Ms. Warren served as Senior Vice President and Chief Financial Officer of Gaylord Entertainment Company and Senior Equity Analyst and Research Director for Avondale Partners LLC. She currently serves as a member of the boards of directors of HeartCare+ and CancerCare+, two collaborations with Duke University Health System, and Rockroom Insurance Group. She also serves on the Vizient Central Atlantic Executive Board. Ms. Warren previously served on the boards of directors of the American Heart Association—Middle Tennessee and the Federation of American Hospitals.

Ms. Warren brings more than 30 years of experience in operations, finance and executive management and has an extensive track record working with both public and private companies. The Board believes that Ms. Warren’s financial and accounting expertise and her substantial advisory experience in the healthcare industry make her a valuable asset to the Board.

Class III Continuing Directors – Terms to Expire in 2020

Regina M. Benjamin, 61, was elected as a director on November 9, 2017. Dr. Benjamin served as the United States Surgeon General and Vice Admiral of the U.S. Public Health Service from 2009 to 2013, and currently serves as the Chief Executive Officer of and a practicing physician at the Bayou La Batre Rural Health Clinic (a/k/a BayouClinic, Inc.), a Federally Qualified Health Center Look-Alike which she founded in 1990. In 1995, Dr. Benjamin became the first person under age 40 elected to the American Medical Association Board of Trustees and, in 2004, she became President of the Medical Association of Alabama, making her the first African American female president of a state medical society in the nation. Dr. Benjamin is currently a member of the boards of directors of Diplomat Pharmacy, Inc. (a NYSE-traded company), ConvaTec (a London Stock Exchange-traded company), and Kaiser Foundation Hospitals and Health Plan.

Dr. Benjamin has substantial experience in the healthcare industry and has a deep understanding of the medical community and the dynamic regulatory and reimbursement environment. She has extensive expertise providing leadership in regulatory and compliance affairs to both public and private companies in the healthcare industry, which makes Dr. Benjamin a valuable asset to the Board.

David A. Dye, 48, has been a director since March 2002, was appointed as Chairman of the Board of Directors in May 2006, and was appointed as Chief Growth Officer in November 2015, having served as our Chief Financial Officer, Secretary and Treasurer from June 2010 until November 2015. Mr. Dye began his career with CPSI in May 1990 as a Financial Software Support Representative. From that time until June 1999, he worked for CPSI in various capacities, including as Manager of Financial Software Support, Director of Information Technology and then as CPSI’s Vice President supervising the areas of sales, marketing and information technology. Mr. Dye served as CPSI’s President and Chief Executive Officer from July 1999 until May 2006, at which time he was appointed Chairman of the Board. Since July 2006, Mr. Dye has served as a director of Bulow Biotech Prosthetics, a company headquartered in Nashville, Tennessee that operates prosthetic clinics in the Southeastern United States.

Mr. Dye has been employed by CPSI for more than 23 years in a number of positions and areas and has served in senior executive positions for over 16 years, including as Chief Executive Officer for seven years and Chief Financial Officer for over six years, providing him with extensive knowledge of CPSI’s operations.

A. Robert Outlaw, Jr., 63, was first elected as a director in February 2014. Mr. Outlaw began his career with Morrison, Inc., a cafeteria management company, where he worked in the Budget & Forecasting Department and the Treasurer’s Office until 1985. In 1985, Mr. Outlaw started Marshall Biscuit Company, which he owned and operated as Chief Executive Officer for 22 years until it was purchased by Lancaster Colony Inc. in 2007. Mr. Outlaw served on the board of directors of Morrison Management Specialists, Inc., formerly known as Morrison Health Care, Inc., from 1996 until it was acquired by the Compass Group in 2001 and ceased to be a public company. Since 2005, Mr. Outlaw has served as the Chief Executive Officer and part-owner of China Doll Rice and Beans, Inc.

Mr. Outlaw’s extensive experience as the Chief Executive Officer of various companies gives him a wide range of financial and executive management experience and skills, which adds valuable expertise and insight to the Board.

Class I Director – Not Standing for Re-election

William R. Seifert, II, 69, was first elected as a director in February 2002. From 1994 through November 2006, Mr. Seifert served as Executive Vice President of AmSouth Bank. From the closing of the merger of AmSouth Bank and Regions Bank in November 2006 until June 2009, Mr. Seifert served as South Alabama President of Regions Bank, which is a subsidiary of Regions Financial Corporation. He has held the position of Chairman of the South Alabama Advisory Board of Regions Bank since November 2006 and served as a consultant to Regions Bank from July 1, 2009 until he retired in December 2013.

CORPORATE GOVERNANCE AND BOARD MATTERS

Governance Highlights

Our Board of Directors is committed to having sound corporate governance principles. Having such principles is essential to running our business efficiently and to maintaining our integrity in the marketplace. The “Corporate Governance and Board Matters” section of this Proxy Statement describes our governance framework, which includes the following features:

•	Majority voting in uncontested director elections, combined with contingent resignations of directors

•	8 of 10 independent directors (7 of 9 following the Annual Meeting)

•	Lead independent director appointed

•	No poison pill in place

•	Annual Board and committee evaluations

•	Annual assessment of Board leadership structure

•	Regular executive sessions of independent directors

•	No supermajority standards — stockholders may amend our bylaws or charter by simple majority vote

•	Mandatory retirement age for directors of 72, subject to exceptions granted by the Nominating and Corporate Governance Committee

•	Risk oversight by full Board and designated committees

We are committed to maintaining the highest standards of corporate governance, and during 2017, we engaged proactively with our stockholders to discuss corporate governance, our compensation programs and any other matters of interest. We believe that accountability to our stockholders is a mark of good governance, and during those discussions, we heard feedback that caused us to take action. The following table summarizes the stockholder input that we received and our corresponding corporate governance advancements:

What we heard	What we have done in response	When effective
Diversity of the Board may be improved by ensuring that diverse candidates are included in director searches	Amended our Corporate Governance Guidelines and Nominating and Corporate Governance Committee Charter to (i) include diversity as a characteristic that will be considered when evaluating director candidates and (ii) specifically include a commitment to include diverse candidates in director searches	November 2017

Increased diversity and new directors with directly relevant expertise would greatly benefit the Board	Elected Regina M. Benjamin, Glenn P. Tobin and Denise W. Warren to the Board, all of whom have extensive experience in the healthcare industry	November 2017

Appointment of a lead independent director would ensure strong independent leadership of the Board	Elected Charles P. Huffman, an independent director, to serve as the Lead Director, the duties and responsibilities of which are set forth in the newly-adopted Lead Director Charter	November 2017

Increasing the stock ownership guidelines for the non-employee directors would further align the interests of directors and stockholders	Amended our Corporate Governance Guidelines to require that directors own shares of CPSI stock valued at five (5) times the annual retainer, increased from four (4) times the annual retainer	October 2017

Equity retention requirements strengthen the link between stockholder returns and the director compensation program	Amended our Corporate Governance Guidelines to require non-employee directors to retain 100% of their net shares received through CPSI’s equity plans until the stock ownership guidelines are achieved	October 2017

Governance Guidelines and Codes of Ethics

The Board of Directors has adopted Corporate Governance Guidelines that set forth the Company’s fundamental corporate governance principles and provide a flexible framework for the governance of the Company. The Corporate Governance Guidelines address, among other things, Board functions and responsibilities, management succession, Board membership and independence, Board meetings and Board committees, access to management, director orientation and continuing education, and annual performance evaluations. Pursuant to the Corporate Governance Guidelines, the Board and each of its committees conduct an annual evaluation of its performance, led by the Nominating and Corporate Governance Committee. The evaluation is intended to determine whether the Board and its committees are functioning effectively and fulfilling the requirements set forth in the Corporate Governance Guidelines or the committee’s charter, as applicable. The self-evaluations also provide the Board and its committees with an opportunity to reflect upon and improve processes and effectiveness. The Nominating and Corporate Governance Committee regularly reviews and reassesses the adequacy of the Corporate Governance Guidelines and recommends any proposed changes to the Board, and the full Board approves such changes as it deems appropriate.

We have adopted a Code of Business Conduct and Ethics that is applicable to all of our directors, officers (including our CEO and senior financial officers) and employees. We have also adopted a separate Code of Ethics with additional guidelines and responsibilities applicable to our CEO and senior financial officers, known as the Code of Ethics for CEO and Senior Financial Officers.

Copies of the Corporate Governance Guidelines, the Code of Business Conduct and Ethics, and the Code of Ethics for CEO and Senior Financial Officers are available on our website at http://investors.cpsi.com under “Corporate Governance.”

Director Independence

Listing standards of the Nasdaq Stock Market (“Nasdaq”) require that the Company have a majority of independent directors. Accordingly, because our Board of Directors currently has ten members, Nasdaq requires that six or more of the directors be independent. At the conclusion of the Annual Meeting, the Board of Directors will have nine members, so five or more of the directors must be independent on and after April 30, 2018. Nasdaq’s listing standards provide that no director will qualify as “independent” for these purposes unless the Board of Directors affirmatively determines that the director has no relationship with the Company that would interfere with the exercise of the director’s independent judgment in carrying out the responsibilities of a director. Additionally, the listing standards set forth a list of relationships that would preclude a finding of independence.

The Board affirmatively determines the independence of each director and nominee for election as a director. The Board makes this determination annually. In accordance with Nasdaq’s listing standards, we do not consider a director to be independent unless the Board determines (i) that no relationship exists that would preclude a finding of independence under Nasdaq’s listing standards and (ii) that the director has no relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) that would interfere with the exercise of the director’s independent judgment in carrying out his or her responsibilities as a director. Members of the Audit, Compensation and Nominating and Corporate Governance Committees must also meet applicable independence tests of Nasdaq and the SEC.

At a meeting held on February 5, 2018, the Board of Directors reviewed a summary of directors’ responses to a questionnaire asking about their relationships with the Company, as well as material provided by management related to transactions, relationships or arrangements between the Company and the directors and parties related to the directors. After deliberation, the Board determined that all eight of the non-employee directors listed below are independent, and that all of the members of the Audit, Compensation and Nominating and Corporate Governance Committees also satisfy the independence tests referenced above.

The following table describes the categories or types of transactions, relationships or arrangements considered by the Board in reaching its determination that the following directors are independent:

Name	Independent	Transactions/Relationships/Arrangements Considered
Regina M. Benjamin	Yes	None

Charles P. Huffman	Yes	None

John C. Johnson	Yes	For several years, CPSI has paid fees to Regions Bank for cash management services, and Mr. Johnson serves as a member of an advisory board of Regions Bank. The annual fees paid by CPSI have been less than 1% of the annual revenues of Regions Bank. Regions Bank, along with other lenders, has provided CPSI with a term loan facility and a revolving credit facility since January 2016, the aggregate principal amount of which is $167 million. Mr. Johnson has no interest in the fees paid by CPSI to Regions Bank in connection with these relationships.

W. Austin Mulherin, III	Yes

Mr. Mulherin is a partner in a law firm that performs certain legal services for CPSI. With respect to each of the most recent three completed fiscal years, total payments by CPSI to the law firm have been less than $120,000, which is also significantly less than 5% of the law firm’s annual revenues. Effective August 1, 2011, the law firm also serves as escrow agent for a copy of the software licensed by CPSI to third parties, for which the firm receives a nominal amount of consideration.

Mr. Mulherin’s brother-in-law, Matt Cole, is employed by CPSI as a sales manager. Mr. Cole is not an officer of CPSI.

A. Robert Outlaw, Jr.	Yes	None

William R. Seifert, II	Yes	For several years, CPSI has paid fees to Regions Bank for cash management services, and Mr. Seifert serves as a member of an advisory board of Regions Bank. The annual fees paid by CPSI have been less than 1% of the annual revenues of Regions Bank. Regions Bank, along with other lenders, has provided CPSI with a term loan facility and a revolving credit facility since January 2016, the aggregate principal amount of which is $167 million. Mr. Seifert has no interest in the fees paid by CPSI to Regions Bank in connection with these relationships.

Glenn P. Tobin	Yes	None

Denise W. Warren	Yes	None

Company Leadership Structure

The business of the Company is managed under the direction of the Board of Directors, which is elected by our stockholders. The basic responsibility of the Board is to lead the Company by exercising its business judgment to act in what each director reasonably believes to be the best interests of the Company and its stockholders. The Board oversees the business and affairs of the Company and monitors the performance of its management. Although the Board is not involved in the Company’s day-to-day operations, the directors keep themselves informed about the Company through meetings of the Board, reports from management and discussions with the Company’s NEOs. Directors also communicate with the Company’s outside advisors, as necessary.

The Board does not have a policy requiring the separation or combination of the CEO and Chairman roles, but these positions have been separated since CPSI’s initial public offering in 2002. However, our Chairman of the Board, Mr. Dye, is not independent and is our Chief Growth Officer, a position to which he was appointed in November 2015, and he served as our Chief Financial Officer from June 2010 until November 2015. The Board believes that this leadership structure promotes strategy development and execution, and facilitates information flow between management and the Board. As the Executive Chairman, Mr. Dye acts as the key liaison with the CEO, sets the agendas for Board meetings in consultation with the Lead Director (as defined below), presides over meetings of the Board and the stockholders, communicates the Board’s feedback to the CEO and communicates on behalf of the Board with various constituencies involved with the Company. We have determined that this current structure is the most appropriate and effective Board leadership structure for the Company at this time based upon a number of factors, including the experience of the applicable individuals, the current business environment, the specific needs of the business and what is in the best interests of the Company’s stockholders.

As Mr. Dye is not considered independent under Nasdaq’s listing standards, the Board determined that it was in the best interest of the Company and its stockholders to elect an independent director to serve in a lead capacity (the “Lead Director”) to coordinate the activities of the other independent directors and to perform such other duties and responsibilities as the Board may determine. The Board elected Charles P. Huffman as the Lead Director on November 9, 2017, and adopted a Lead Director Charter in order to set forth the duties and responsibilities of the lead independent director of the Board, which can be found on our website at http://investors.cpsi.com under “Corporate Governance.” The Lead Director Charter provides that the lead independent director of the Board will, among other duties, preside at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors, serve as a liaison between the Chairman and the independent directors, and provide input to the Chairman regarding Board agendas and the schedule of meetings.

Executive Sessions

Executive sessions of the independent directors of the Board of Directors are to be held at least two times a year and otherwise as needed. The Lead Director is also authorized to call meetings of the independent directors. Such sessions are chaired by the Lead Director, or in the absence of a lead independent director, by an independent director selected by a majority of the independent directors. The chairperson of the executive sessions also establishes agendas for such sessions.

Risk Oversight

Our management continually monitors the material risks facing the Company, including financial risk, strategic risk, operational risk, and legal and compliance risk. The Board of Directors is responsible for exercising oversight of management’s identification and management of, and planning for, those risks. The Board has delegated to certain committees oversight responsibility for those risks that are directly related to their areas of focus. In connection with its oversight responsibility with respect to cybersecurity risks facing the Company, the Board authorized in October 2017 the formation of a Cybersecurity Committee comprised of the Executive Vice President of CPSI, the Chief Technology Officer, the Senior Vice President of IT Services, and the Senior Vice President of Professional Services of TruBridge, LLC. The Cybersecurity Committee meets quarterly to discuss the primary cybersecurity-related risks currently facing the Company, and the Committee reports to Mr. Fowler, the Company’s Chief Operating Officer and President of TruBridge, LLC, who in turn provides updates to the Board.

The Audit Committee reviews our policies and guidelines with respect to risk assessment and risk management, including our major financial risk exposures, and oversees the steps management has taken to monitor and control those exposures. The Compensation Committee considers risk issues when establishing and administering our compensation program for executive officers and other key personnel. The Nominating and Corporate Governance Committee oversees matters relating to the composition and organization of the Board and advises the Board how its effectiveness can be improved by changes in its composition and organization.

The Board and its committees exercise their risk oversight function by carefully evaluating the reports they receive from management and by making inquiries of management with respect to areas of particular interest to the Board or committee. We believe that our leadership structure also enhances the Board’s risk oversight function since our Chairman regularly discusses with management the material risks facing the Company. The Chairman is also expected to report candidly to his fellow directors on his assessment of the material risks we face, based upon the information he receives from management.

Board Structure and Committees

Our Board of Directors is divided into three classes, with one class of directors being elected at each annual meeting of stockholders. Each director serves for a term of three years and until his or her successor is elected and qualified. During 2017, the Company had three standing committees of the Board of Directors: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The Board may from time to time form other committees as circumstances warrant. Such committees will have the authority and responsibility as delegated by the Board.

Only members of the Board of Directors can be members of a committee, and each committee is required to report its actions to the full Board. The Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee each operates under a written charter adopted by the Board, which are available on the Company’s website at http://investors.cpsi.com under “Corporate Governance.”

None of the incumbent directors attended less than 75% of the aggregate of (a) the total number of meetings held in 2017 of the Board of Directors while he or she was a director and (b) the total number of meetings held in 2017 of all committees of the Board on which he or she served. Absent extenuating circumstances, directors are expected to attend annual meetings of the Company’s stockholders. All of our incumbent directors attended the 2017 Annual Meeting of Stockholders who were members of the Board of Directors at such time.

The following table sets forth the current membership of each committee of the Board of Directors and the number of meetings that the Board and each committee held during 2017:

Director	Board	Audit	Compensation	Nominating and Corporate Governance
Regina M. Benjamin	●			●
J. Boyd Douglas (CEO)	●
David A. Dye (Chairman and Chief Growth Officer)	C
Charles P. Huffman	●	C		●
John C. Johnson	●		●	C
W. Austin Mulherin, III	●
A. Robert Outlaw, Jr.	●	●	●
William R. Seifert, II (1)	●	●	C
Glenn P. Tobin	●		●
Denise W. Warren	●	●
Number of 2017 Meetings	7	5	7	8

(1)	Mr. Seifert is not standing for re-election to the Board at the Annual Meeting and will not serve on the Audit or Compensation Committees following the Annual Meeting.

Audit Committee

The current members of the Audit Committee are Charles P. Huffman (Chairman), A. Robert Outlaw, Jr., William R. Seifert, II and Denise W. Warren, each of whom qualifies as independent under applicable Nasdaq listing standards and satisfies the heightened independence standards under SEC rules. Furthermore, in accordance with SEC rules, the Board has determined that each of Charles P. Huffman and Denise W. Warren qualifies as an “audit committee financial expert” as defined by the applicable SEC rules. Upon Mr. Seifert’s retirement from the Board of Directors as of the Annual Meeting, the members of the Audit Committee will be Charles P. Huffman (Chairman), A. Robert Outlaw, Jr. and Denise W. Warren. The Report of the Audit Committee appears on page 44 of this Proxy Statement.

The primary duties of the Audit Committee are to:

•	Assist the Board in fulfilling its responsibility of overseeing management’s conduct of the Company’s financial reporting process, including by appointing, determining the compensation of, and overseeing the work of the Company’s independent auditor;

•	Review and discuss with management and the Company’s independent auditor the Company’s annual and quarterly financial statements, including their judgment about the quality of accounting principle;

•	Recommend to the Board that the Company’s annual audited financial statements be included in the Company’s Annual Report on Form 10-K and prepare the report of the Committee required to be included in the Company’s annual proxy statement;

•	Review any legal, regulatory or compliance matters that could have a significant impact on the Company’s financial statements, as well as all material off-balance sheet transactions and other relationships of the Company that could have a material effect on the Company’s financial condition;

•	Review the adequacy of the Company’s internal control structure and system, and the procedures designed to ensure compliance with laws and regulations;

•	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and

•	Review, approve and conduct appropriate oversight of all related party transactions (as required to be disclosed pursuant to Item 404 of SEC Regulation S-K) pursuant to Nasdaq rules.

Compensation Committee

The current members of the Compensation Committee are William R. Seifert, II (Chairman), John C. Johnson, A. Robert Outlaw, Jr. and Glenn P. Tobin, each of whom qualifies as independent under applicable Nasdaq listing standards and satisfies the heightened independence criteria applicable to compensation committee members under Nasdaq’s listing standards. Upon Mr. Seifert’s retirement from the Board of Directors as of the Annual Meeting, the members of the Compensation Committee will be John C. Johnson, A. Robert Outlaw, Jr. and Glenn P. Tobin. The Compensation Committee Report appears on page 30 of this Proxy Statement.

The primary duties of the Compensation Committee are to:

•	Review, approve and recommend to the Board for approval the salaries and other compensation of the Company’s executive officers and oversee and administer the Company’s equity-based plans and executive cash incentive plans;

•	Review and make recommendations to the Board regarding the Company’s policies and procedures pertaining to director compensation;

•	Review, consult and make recommendations and/or determinations regarding employee compensation and benefit plans and programs generally, including employee bonus and retirement plans and programs;

•	Provide and approve the Compensation Committee Report to be included in the Company’s annual proxy statement; and

•	Review and discuss with management the Compensation Discussion and Analysis (“CD&A”) required by the rules of the SEC and, based on such review and discussion, recommend to the Board that the CD&A be included in the Company’s Annual Report on Form 10-K or the Company’s annual proxy statement.

Additionally, the Compensation Committee has reviewed the Company’s compensation programs, plans and practices for all of its employees as they relate to risk management and risk-taking initiatives to ascertain if they serve to incent risks which are “reasonably likely to have a material adverse effect” on the Company. As a result of this process, the Compensation Committee concluded and informed the Board of Directors that any risks arising from these programs, plans and practices are not reasonably likely to have a material adverse effect on the Company.

Nominating and Corporate Governance Committee

The current members of the Nominating and Corporate Governance Committee are John C. Johnson (Chairman), Regina M. Benjamin and Charles P. Huffman, each of whom qualifies as independent under applicable Nasdaq listing standards.

The primary duties of the Nominating and Corporate Governance Committee are to:

•	Make recommendations to the Board regarding the composition of the Board, including such matters as (a) the size of the Board; (b) the mix of inside and outside directors; (c) the Board’s criteria for selecting new directors; (d) the retirement policy for members of the Board; and (e) the independence of existing and prospective Board members;

•	Identify individuals qualified to become members of the Board, consistent with criteria approved by the Board, and recommend director nominees for approval by the Board;

•	Evaluate the nature, structure, operations and procedures of other Board committees and make recommendations to the Board as to qualifications of members of the Board’s committees and committee member appointment and removal;

•	Develop with management and monitor the process of orienting new directors and continuing education for existing directors:

•	Oversee the structure of corporate governance of the Company, including overseeing and reassessing the adequacy of the Corporate Governance Guidelines, and recommending to the Board for approval any such changes to the Guidelines as the Committee believes are appropriate; and

•	Oversee the evaluation of the Board and each Board committee.

Consideration of Director Nominees

Criteria and Diversity

Criteria that will be used by the Nominating and Corporate Governance Committee in connection with evaluating and selecting new directors include factors relating to whether the director candidate would meet the definition of “independence” required by Nasdaq’s listing standards, as well as skills, occupation and experience in the context of the needs of the Board. The Company’s Corporate Governance Guidelines also set forth certain factors that should be considered by the Nominating and Corporate Governance Committee in recommending a nominee to the Board, including relevant experience, intelligence, independence, commitment, integrity, diligence, conflicts of interest, diversity, age, compatibility with the Company’s management team and culture, prominence, understanding of the Company’s business, the ability to act in the interests of all stockholders and other factors deemed relevant. The Board believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

The Nominating and Corporate Governance Committee is committed to actively seeking out highly qualified women and individuals from minority groups to include in the pool from which director nominees are chosen, and the director nomination process is designed to ensure that the Board includes members with diverse backgrounds and experiences. The goal of this process is to assemble a group of Board members with deep, varied experience, sound judgment and commitment to the Company’s success. For a discussion of the individual experiences and qualifications of our Board members, please refer to the section entitled, “Proposal 1: Election of Class I Directors” in this Proxy Statement.

Process for Identifying and Evaluating Nominees for Director

The process that will be followed by the Nominating and Corporate Governance Committee to identify and evaluate director candidates will include requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and the Board. Assuming that appropriate biographical and background material is provided for candidates recommended by stockholders, the Nominating and Corporate Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members.

Director Nominees Proposed by Stockholders

The Nominating and Corporate Governance Committee will consider stockholder-recommended director candidates for inclusion in the slate of nominees that the Board recommends to the stockholders for election. In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by stockholders, the Nominating and Corporate Governance Committee will apply the selection criteria described above. The Nominating and Corporate Governance Committee will not assign specific weights to its various criteria and no particular criterion is necessarily applicable to all prospective nominees.

Stockholders may recommend to the Nominating and Corporate Governance Committee individuals to be considered as potential director candidates by submitting the following information to the Chairman of the Nominating and Corporate Governance Committee of Computer Programs and Systems, Inc., c/o Corporate Secretary, 6600 Wall Street, Mobile, Alabama 36695:

•	The name of the recommended person;

•	All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	The written consent of the recommended person to being named in the proxy statement as a nominee and to serve as a director if elected;

•	As to the stockholder making the recommendation, the name and address of such stockholder, as it appears on the Company’s books; provided, however, that if the stockholder is not a registered holder of the Company’s common stock, the stockholder should submit his or her name and address along with a current written statement from the record holder of the shares that reflects his or her beneficial ownership of the Company’s common stock; and

•	A statement disclosing whether such stockholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

In addition to submitting nominations in advance to the Nominating and Corporate Governance Committee for consideration, a stockholder also may nominate persons for election to the Board of Directors in person at a stockholders meeting. Section 2.2 of the Company’s Bylaws provides for procedures pursuant to which stockholders may nominate a candidate for election as a director of the Company. To provide timely notice of a director nomination at a meeting of stockholders, the stockholder’s notice must be received by the Corporate Secretary at the principal executive offices of the Company, 6600 Wall Street, Mobile, Alabama 36695: (1) with respect to any annual meeting, not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting; (2) if the date of the applicable annual meeting is convened more than 30 days before or more than 70 days after such anniversary date, or if no annual meeting was held in the preceding year, not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company; or (3) with respect to any special stockholders meeting called by the Board for election of directors, not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of such meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. The stockholder’s notice must contain the information specified in Section 2.2 of the Bylaws with respect to the nominee for director and the nominating stockholder. The chairperson of the meeting shall have the power to determine and declare to the meeting whether or not a nomination was made in accordance with the procedures set forth in our Bylaws and, if the chairman determines that a nomination is not in accordance with the procedures set forth in the Bylaws, to declare to the meeting that the defective nomination will be disregarded.

You may find the Company’s Bylaws by going to the Company’s website at http://investors.cpsi.com under “Corporate Governance.” Printed copies of the Bylaws may also be obtained at no charge by writing to the Corporate Secretary at 6600 Wall Street, Mobile, Alabama 36695.

Stockholder Communications with the Board

The Board of Directors will give appropriate attention to written communications that are submitted by stockholders and will respond as the Board deems appropriate. Stockholders and other interested parties who wish to send communications on any topic to the Board should address such communications to:

Chairman of the Nominating and Corporate Governance Committee

of Computer Programs and Systems, Inc.

c/o Corporate Secretary

6600 Wall Street

Mobile, Alabama 36695

All communications to the Board will be relayed to the Chairman of the Nominating and Corporate Governance Committee without being screened by management. Absent unusual circumstances or as contemplated by committee charters, the Chairman of the Nominating and Corporate Governance Committee will be primarily responsible for monitoring communications from stockholders and will provide copies or summaries of such communications to the other directors as he considers appropriate. Communications will be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the Chairman of the Nominating and Corporate Governance Committee considers to be important for the directors to know.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee, which establishes the compensation of the executive officers of the Company, during 2017 was comprised of Messrs. Seifert, Johnson and Outlaw and, since November 9, 2017, Mr. Tobin. During 2017, no executive officer of the Company served as (i) a member of a compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board) of another entity, one of whose executive officers served on the Compensation Committee of the Company, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee of the Company, or (iii) a member of a compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board) of another entity, one of whose executive officers served as a director of the Company.

Equity Ownership and Retention Requirements for Non-Employee Directors

CPSI has always encouraged directors to have a financial stake in the Company, and the directors have generally owned shares of our common stock, but until 2012 the Company did not have any specified level of share ownership for individual directors. On January 23, 2012, however, the Board of Directors, at the recommendation of the Nominating and Corporate Governance Committee, amended the Company’s Corporate Governance Guidelines in order to implement a formal stock ownership guideline for non-employee directors. Under the original guideline, each non-employee director was required to acquire and beneficially own shares of CPSI common stock with a value equal to at least three times the director’s annual retainer. The Board, at the recommendation of the Compensation Committee, amended the Corporate Governance Guidelines (i) on March 18, 2016, in order to increase the ownership requirement to four times the director’s annual retainer and (ii) on October 30, 2017, in order to increase the ownership requirement to five times the director’s annual retainer. Current directors have until the later to occur of October 30, 2022 and five years from the date of such director’s election to acquire and beneficially own shares of CPSI common stock with a value equal to at least five times the director’s annual retainer.

The minimum number of shares to be held by a director will be calculated on the first trading day of each calendar year (a “Determination Date”) based on the fair market value of such shares. Any subsequent change in the value of the shares will not affect the amount of stock directors should hold during that year. For purposes of meeting the ownership guidelines, the following categories of stock are counted: (i) shares owned directly, (ii) shares owned indirectly (e.g., by a spouse, minor children or a trust), and (iii) time-vesting restricted stock. However, unexercised stock options and unearned performance shares, if any, are not counted toward meeting the guideline. Also, any shares that are subject to hedging, monetization or pledging transactions are not counted toward meeting the ownership guideline. If the number of shares that a director should own is increased as a result of an increase in the amount of such director’s annual retainer, the director will have five years from the effective date of the increase to attain the increased level of ownership. If the number of shares that a director should own as of a Determination Date is increased as a result of a decrease in the Company’s stock price, the director will have until the later of three years from such Determination Date and the date by which such director was otherwise required to comply with the ownership guidelines to attain the increased level of ownership. During 2017, all of the non-employee directors were in compliance with the applicable stock ownership guidelines, consistent with the applicable time periods the directors have to achieve the required ownership levels.

The amendment to the Corporate Governance Guidelines on October 30, 2017 also established equity retention requirements for our non-employee directors. Under these requirements, non-employee directors are required to retain all of the net shares (as defined in the amended Corporate Governance Guidelines) obtained through the Company’s equity plans until the stock ownership guidelines are achieved. The amended Corporate Governance Guidelines are available on our website at http://investors.cpsi.com under “Corporate Governance.”

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis (“CD&A”) provides information about the material components of our executive compensation programs for our named executive officers (“NEOs”), whose compensation is set forth in the 2017 Summary Compensation Table and other compensation tables contained in this Proxy Statement:

•	J. Boyd Douglas, President and CEO

•	Matt J. Chambless, Chief Financial Officer, Secretary and Treasurer

•	David A. Dye, Executive Chairman and Chief Growth Officer

•	Christopher L. Fowler, Chief Operating Officer (CPSI) and President (TruBridge)

•	Troy D. Rosser, Senior Vice President – Sales

Our compensation program is designed to motivate and retain our executive officers, to align their financial interests with those of our stockholders, and to reward Company performance and/or behavior that enhances stockholder returns. This CD&A explains how the Compensation Committee of the Board of Directors made compensation decisions in 2017 and in early 2018 for our NEOs.

Compensation Philosophy and Objectives

Our policy with respect to the compensation of executive officers is linked to our historical method for identifying and selecting executive officers to manage the Company. Generally, we have sought to identify and promote talented individuals from within the Company to become our executive officers. Specifically, those individuals hired by us who have demonstrated over time the greatest ability to successfully develop, market and manage our products and services, who have developed a comprehensive understanding of our operations and finances from the ground up, and who have exhibited strong management skills have been promoted by the Board of Directors to the executive officer ranks. We feel that this method of selecting executive officers offers us the best chances of continuing to grow our business and of generating long-term returns for our stockholders. Our compensation philosophy is consistent with, and attempts to further, our belief that the caliber and motivation of our executive officers, and their leadership, are critical to our success.

The primary goal of our compensation program is to align the interests of our executives with those of our stockholders. Rewarding the achievement of established performance goals has the objective of increasing long-term stockholder value. Since 2011, our Compensation Committee has sought to further link executive compensation with the Company’s performance by adopting an annual cash incentive program to reward performance under various metrics and by introducing performance-based equity awards in 2014. The Committee remains focused on increasing the percentage of executive compensation that is variable and at-risk, as evidenced by the changes introduced for the 2018 compensation program. In order to attract and retain the highest quality executive talent, we target a total direct compensation package (consisting of base salary, annual cash incentive and long-term equity incentive awards) to align with the 50th percentile of the competitive market.

The principal components of compensation for our NEOs include:

•	Base Salary: Fixed compensation designed to attract and retain leadership talent. Additionally, of the NEOs identified in the Summary Compensation Table on page 31 of this Proxy Statement, the base salary of Troy D. Rosser consists in part of commissions, which are based on the amount of profit generated by the Company from its sales of software systems and hardware and the amount of revenues generated from its sales of business management, consulting and managed IT services.

•	Annual Cash Incentive Compensation: Variable compensation intended to provide our NEOs with a financial incentive to achieve critical short-term performance objectives.

•	Long-Term Equity Incentive Awards: Variable compensation designed to align a portion of executive compensation with the Company’s longer-term operational performance, as well as share price growth.

The Board of Directors adopted on January 27, 2014, and the stockholders of the Company approved at the 2014 Annual Meeting of Stockholders, the Computer Programs and Systems, Inc. 2014 Incentive Plan (as amended, the “2014 Incentive Plan”). The 2014 Incentive Plan is an omnibus incentive plan under which the Compensation Committee is able to grant time- and performance-based equity awards and performance-based cash incentive awards. Since 2014, the Compensation Committee has made annual grants of performance share awards and performance-based annual cash bonus awards under the 2014 Incentive Plan in order to further link executive compensation with the performance of the Company. Additionally, the Compensation Committee has granted time-based restricted stock awards, which have been made annually in order to provide management with an equity interest in the Company and which we believe help to motivate them and align their financial interests with those of our stockholders. We believe that our compensation program has been successful in retaining executive talent, in that all of the current NEOs except one have been employed by the Company for at least 17 years, and that it is important to continue to create incentives to ensure the retention of those executives and other employees who are critical to the success of our business.

Compensation Improvements for 2018

As discussed above under “Corporate Governance and Board Matters,” we engaged proactively with our stockholders during 2017 to discuss corporate governance, our compensation programs and any other matters of interest. During those discussions, we heard feedback that caused us to take action with respect to our executive compensation program. Starting in late 2017, the Compensation Committee has made some significant improvements to our executive compensation program, including strengthening the link between executive compensation and the Company’s long-term performance, adding a peer comparison metric to our long-term equity incentive awards and requiring our executives to hold a meaningful stake in the Company’s common stock. Specifically, the Compensation Committee has taken the following actions, which are discussed throughout this CD&A:

What we heard	What we have done in response	When effective
Weighting equity compensation in favor of long-term, performance-based awards may focus the executives more on long-term performance	Compensation Committee is (i) transitioning from a one-year performance period to a three-year performance period for the annual performance share awards and (ii) increasing the percentage of performance-based equity from 50% of the annual grants to 60% and decreasing the percentage of time-based equity from 50% of the annual grants to 40%	March 2018

Executive pay should incentivize performance relative to the Company’s peers	Introduced a “TSR Modifier” (as defined below) to our annual performance share awards so that the number of shares earned is adjusted upward or downward based on how our total shareholder return (“TSR”) compares to a healthcare index	March 2018

Equity retention requirements strengthen the link between stockholder returns and the executive compensation program	Amended our Corporate Governance Guidelines to require executive officers to retain 100% of their net shares received through CPSI’s equity plans until the relevant stock ownership guidelines are achieved	October 2017

Oversight of Executive Compensation

Our Compensation Committee is responsible for establishing, overseeing and reviewing executive compensation policies as well as validating and benchmarking the compensation and benefits provided to our NEOs. Our Compensation Committee is currently comprised solely of independent directors and has oversight of the executive compensation program. The primary goal of the Compensation Committee is to assist the Board in fulfilling its oversight responsibilities related to setting, monitoring and implementing a compensation philosophy and strategy designed to enhance profitability and fundamental value for the Company. It also reviews and approves the salary and other compensation of the CEO and our other executive officers, as well as the compensation and benefits of our non-employee directors, on an annual basis. The Compensation Committee determines incentive compensation targets and awards under various compensation plans and makes grants of restricted stock and other awards under our equity incentive plans.

In determining the compensation of the NEOs, the Compensation Committee takes into account current compensation levels, Company and individual performance, peer group benchmarking and competitive market data. The Committee does not use a formula to weight these factors, but, instead, uses these factors to provide context within which to assess the significance of comparative market data and to differentiate the level of target compensation among our NEOs. After the end of the performance period to which a particular incentive award relates, the Compensation Committee reviews our performance relative to the applicable performance targets and recommends payouts based on that performance.

Role of Executive Officers in Compensation Decisions

Our CEO and Chief Growth Officer make recommendations to the Compensation Committee regarding base salaries, commission arrangements, bonuses and equity compensation grants for the remainder of our executives. Neither the CEO nor the Chief Growth Officer is involved in determining his own compensation. The Compensation Committee has discretion to approve, disapprove or modify recommendations made by these executives.

Role of Compensation Consultant

Our Compensation Committee has the authority to engage the services of outside advisors. Since 2015, the Compensation Committee has retained Frederic W. Cook & Co., Inc. (“FW Cook”), an independent compensation consulting firm, to provide market and peer group data, to examine pay and performance matters, and to assist the Compensation Committee in making compensation decisions applicable to the Company’s executive officers and non-employee directors. In this role, FW Cook renders services specifically requested by the Compensation Committee, which has included examining the overall pay mix for our executives, conducting a competitive assessment of our executive compensation program and making recommendations to and advising the Compensation Committee on compensation design and levels. In this regard, FW Cook provides advice to the Compensation Committee on structuring annual and long-term incentive arrangements for executives. In addition, FW Cook provides advice to the Compensation Committee on the compensation elements and levels for non-employee directors. The Company did not engage FW Cook for any projects other than those directed by the Compensation Committee, which were limited to engagements involving the compensation of executives and directors, and FW Cook has not performed any other services for the Company. The Compensation Committee assessed FW Cook’s independence based on various factors and has determined that FW Cook’s engagement and the services provided by FW Cook to the Compensation Committee did not raise any conflict of interest.

Consideration of Prior Shareholder Advisory Votes on Executive Compensation

We provide our stockholders with the opportunity annually to vote to approve, on an advisory basis, the compensation of our NEOs (often referred to as a “say-on-pay” vote). Although the “say-on-pay” vote is advisory and non-binding, the Compensation Committee considers the outcome of the vote as part of its executive compensation planning process. At each of the 2015, 2016 and 2017 Annual Meetings of Stockholders, over 95% of the votes cast on the “say-on-pay” proposal were voted in favor of the compensation of our NEOs as disclosed in the proxy statement for such meeting. Our Compensation Committee considered this high level of stockholder support when determining the compensation for 2017 and 2018, and decided not to make any significant changes to the structure of our compensation program, other than as discussed under “Compensation Philosophy and Objectives—Compensation Improvements for 2018.” The Committee concluded that the Company’s compensation program should continue to emphasize the performance, alignment and retention objectives described herein.

As required by SEC rules, we also provided our stockholders with an opportunity to vote, on an advisory basis, on the frequency of future say-on-pay votes at the 2017 Annual Meeting of Stockholders. At that meeting, the Company’s stockholders voted overwhelmingly to recommend that future say-on-pay votes be held annually. Our Board adopted that recommendation and, accordingly, our stockholders will continue to have an annual opportunity to vote to approve, on an advisory basis, the compensation of our NEOs. Pursuant to SEC rules, the next advisory vote on the frequency of future say-on-pay votes will be held no later than the Company’s 2023 Annual Meeting of Stockholders.

Peer Group and Benchmarking

FW Cook provides the Compensation Committee with market information and assists the Compensation Committee in understanding the competitive market for the Company’s executive positions. In considering the competitive environment, the Committee reviews compensation information disclosed by a peer group of comparatively sized companies with which we compete for business and executive talent, and the composition of the peer group is reviewed annually to ensure that each company remains appropriate for inclusion. At the direction of the Compensation Committee, the peer group was developed with a particular focus on companies that provide services in the health care technology, application software, research and consulting, and other healthcare-related industries and are of a similar size as the Company (as measured by revenue, assets, market capitalization and enterprise value).

The Compensation Committee also considers information derived from published survey data that compares the elements of each executive officer’s target total direct compensation to the market information for executives with similar roles. FW Cook compiles this information and size-adjusts the published survey data to reflect our revenue size in relation to the survey participants to more accurately reflect the scope of responsibility for each executive officer. We generally seek to provide our executives with base salaries and target bonus and long-term incentive opportunities that are positioned around the median of competitive practice in order to assist in attracting and retaining talented executives and to further motivate and reward our NEOs for sustained, long-term improvements in the Company’s financial results and the achievement of long-term business objectives. We recognize, however, that benchmarking is not always reliable and may be subject to variation from one year to the next. As a result, we also use Company and individual performance in determining the appropriate compensation opportunities for our NEOs, and actual compensation may be higher or lower than the compensation for executives in similar positions at comparable companies based on the performance, skills, experience and specific role of the executive officer in the organization.

The peer group used by the Compensation Committee for 2017 pay actions is shown in the table below:

Company Name	Ticker

R1 RCM Inc. (formerly Accretive Health, Inc.)	ACHI
American Software, Inc.	AMSWA
Blackbaud Inc.	BLKB
Ebix Inc.	EBIX
Guidance Software, Inc.	GUID
Healthstream Inc.	HSTM
HMS Holdings Corp.	HMSY
Jive Software, Inc.	JIVE
Medidata Solutions, Inc.	MDSO
Omnicell, Inc.	OMCL
PROS Holdings, Inc.	PRO
Quality Systems Inc.	QSII
RCM Technologies Inc.	RCMT
Tyler Technologies, Inc.	TYL
Vocera Communications, Inc.	VCRA

Competitive Market Assessment of Executive Compensation Program

The Compensation Committee engaged FW Cook to conduct a competitive market assessment of our executive officer compensation program, which was presented to the Compensation Committee in January 2017. The competitive market assessment included an analysis of pay data, including base salary, short-term incentives, long-term incentives and total compensation values, for the Company’s executives compared to executives in similar positions with the peer group companies listed above, as well as compensation survey data for companies of similar size and industry background.

The Compensation Committee determined the appropriate levels of compensation for each executive after considering the competitive market assessment and a number of other factors, including an assessment of each individual’s performance, experience and expertise related to his or her responsibilities, the Company’s operating and financial results, and recommendations and advice from FW Cook.

2017 Total Compensation Mix

We do not have a formal policy or target for allocating compensation between long-term and short-term compensation or between cash and equity compensation, although the Compensation Committee believes in the importance of and increased focus on performance-based compensation. The Compensation Committee determines the type and amount of compensation for each NEO after considering a variety of factors, as discussed above, and attempts to achieve a comprehensive compensation package that emphasizes pay-for-performance and is competitive in the marketplace. The Compensation Committee has chosen to keep the base salaries of the NEOs constant since 2016 and to instead increase the at-risk compensation components. For the 2017 fiscal year, the pay mix, which includes base salaries, target cash bonus opportunities and the grant date fair value of long-term equity awards, for the CEO and other NEOs is displayed below:

CPSI Pay Mix

CEO Pay Mix	Avg. NEO Pay Mix

Elements Used to Achieve Compensation Objectives

The compensation of our NEOs consists of base salaries, annual performance-based cash bonuses, long-term incentive awards and employee benefits, as described below. One of our NEOs also receives sales commissions as described under “—Sales Commissions.” Our NEOs are also entitled to certain compensation and benefits upon qualifying terminations of employment pursuant to the various award agreements under the 2014 Incentive Plan, as described below under “Potential Payments Upon Termination or Change in Control.”

Base Salaries.    Each NEO’s base salary is determined principally by the responsibilities required by the executive’s position, as well as the executive’s length of service in a position and at our Company, and also takes into account the amount of other elements of compensation. The Compensation Committee did not approve any changes to the annual base salaries of our NEOs for 2017. The amount of any future increase or decrease in base salary will be considered based on the above mentioned factors, including the Company’s financial performance and, in the discretion of the Compensation Committee, the compensation paid by our competitors and/or other comparable-sized companies.

Annual Performance-Based Cash Bonuses. In order to further align the interests of the executives with those of the stockholders, the Compensation Committee granted at its March 3, 2017 meeting performance-based cash bonus awards pursuant to the 2014 Incentive Plan to each executive officer of the Company, other than executive officers earning commission-based compensation. Each eligible NEO was granted a target incentive amount (in dollars and as a percentage of base salary), with the actual incentive earned to be calculated based on the percentage increase in the Company’s Adjusted EBITDA (as hereinafter defined) in 2017 over the Company’s Adjusted EBIDTA in 2016. “Adjusted EBITDA” is a non-GAAP financial measure and is expected to consist of GAAP net income as reported, adjusted for: (i) deferred revenue and other adjustments arising from purchase price allocation adjustments related to the CPSI’s acquisition of Healthland Holding Inc. and its affiliates (“HHI”); (ii) depreciation and amortization; (iii) stock-based compensation expense (including any adjustments for excess or deficient tax benefits); (iv) non-recurring expenses and transaction-related costs; (v) interest expense and other, net; and (vi) the provision for income taxes, net of the cash benefits derived from the utilization of net operating loss carryforwards acquired in CPSI’s acquisition of HHI. The Compensation Committee believes that Adjusted EBITDA is an appropriate metric for our annual performance-based cash bonuses, as it evaluates the overall financial and operational strength and performance of the Company and is a good measure of our historical operating trends.

Under the terms of the performance-based cash bonus awards granted in 2017, the eligible NEOs were entitled to:

•	50% of their target cash bonus award if the Company’s Adjusted EBITDA in 2017 was 95% of Adjusted EBITDA in 2016 (the threshold award);

•	100% of their target cash bonus award if the Company’s Adjusted EBITDA in 2017 was 105% of Adjusted EBITDA in 2016 (the target award); and

•	150% of their target cash bonus award if the Company’s Adjusted EBITDA in 2017 was 125% or more of Adjusted EBITDA in 2016 (the maximum award).

The Company interpolates between the threshold, target and maximum award amounts.

Actual Results

In 2017, the Company achieved 106.73% of Adjusted EBITDA in 2016, resulting in the eligible NEOs receiving 104.3% of their target award amounts under the terms of the 2017 performance-based cash bonus awards. The individual target cash bonus amounts, including as a percentage of salary, for the NEOs who received performance-based cash bonus awards for 2017, and the amounts earned and paid based on the level of achievement of Adjusted EBITDA growth, were as follows:

Name	Target Cash Bonus as a % of Salary	Target Cash Bonus Amount	Actual Cash Bonus Paid
J. Boyd Douglas	48%	$302,400	$315,479
Matt J. Chambless	48%	$156,000	$162,747
David A. Dye	48%	$204,000	$212,823
Christopher L. Fowler	48%	$240,000	$250,380

Long-Term Incentive Awards.    We have made long-term grants of equity compensation to executive officers in order to align their interests and compensation with the long-term interests of stockholders and provide an incentive for them to maintain their relationship with the Company. Beginning in 2014, in order to further link compensation to Company performance, the Compensation Committee began granting both time-based restricted stock and performance share awards. The Committee considers many factors in determining the appropriate mix of long-term equity awards in order to retain, incentivize and appropriately reward executives for the creation of value for stockholders. Typically the Committee has granted approximately 50% of each NEO’s annual long-term equity award in the form of time-based restricted stock and 50% of each NEO’s annual long-term equity award in the form of performance share awards. As discussed below under “Equity Grant Practices,” the percentage of the long-term equity awards granted to the NEOs in 2017 was weighted more heavily in favor of time-based restricted stock than in past years, however, due to when the equity awards were actually granted in 2017. As discussed under “Compensation Philosophy and Objectives—Compensation Improvements for 2018” and “2018 Compensation Actions,” the Compensation Committee intends to increase the percentage of the long-term equity awards that is granted in performance share awards from 50% to 60% and to decrease the percentage of such awards that is granted in time-based restricted stock from 50% to 40% in order to focus the executives more on long-term performance.

Time-Based Restricted Stock

At its May 11, 2017 meeting, following the approval by the Company’s stockholders of the amendment to the 2014 Incentive Plan, the Compensation Committee granted time-based restricted stock awards to all of the current executive officers of the Company, including our NEOs, with one-third of the shares vesting on each of the first three anniversaries of the date of grant, commencing on May 11, 2018. The size of the restricted stock awards granted to the executives is based on the subjective determination of the Compensation Committee, which considers each executive’s importance to and tenure with the Company and level of responsibility. In order to vest, the executive must remain employed by us as an executive on each vesting date. The individual grants of time-based restricted stock for the NEOs were as follows:

Name	Dollar Value of Award	Number of Restricted Shares
J. Boyd Douglas	$573,033	17,391
Matt J. Chambless	$429,767	13,043
David A. Dye	$573,033	17,391
Christopher L. Fowler	$573,033	17,391
Troy D. Rosser	$322,350	9,783

Performance Share Awards

The Compensation Committee granted performance share awards pursuant to the 2014 Incentive Plan to each executive officer of the Company, including our NEOs. Messrs. Douglas, Chambless, Dye and Fowler received performance share awards at the Compensation Committee’s meeting on March 9, 2017 and Mr. Rosser received performance share awards at the Compensation Committee’s meeting on May 11, 2017. Each NEO was granted a target number of performance shares, with the actual number of performance shares earned and to be issued to be calculated based on the percentage increase in the Company’s Adjusted earnings per share or “EPS” (as hereinafter defined) in 2017 over the Company’s Adjusted EPS in 2016. “Adjusted EPS” is a non-GAAP financial measure and consists of GAAP net income as reported, adjusted for the after-tax effects of (i) acquisition-related amortization; (ii) stock-based compensation expense (including any adjustments for excess or deficient tax benefits); (iii) non-recurring expenses and transaction-related costs; and (iv) non-cash charges to interest expense and other, divided by weighted shares outstanding (diluted) in the applicable period. The Compensation Committee believes that Adjusted EPS is an appropriate metric for aligning executive pay with Company performance and returns to the Company’s stockholders.

Under the terms of the performance share awards granted in 2017, the eligible NEOs were entitled to:

•	50% of their target share award if the Company’s Adjusted EPS in 2017 was 95% of Adjusted EPS in 2016 (the threshold award);

•	100% of their target share award if the Company’s Adjusted EPS in 2017 was 105% of Adjusted EPS in 2016 (the target award); and

•	150% of their target share award if the Company’s Adjusted EPS in 2017 was 125% or more of Adjusted EPS in 2016 (the maximum award).

The Company interpolates between the threshold, target and maximum award amounts. The actual performance shares earned by the NEOs, if any, are issued as shares of restricted stock following the certification by the Compensation Committee of the Company’s achievement of the performance goal set forth above. Such shares of restricted stock are subject to time-based vesting, with one-third of the shares vesting on each of the first three anniversaries of the certification. In order to vest, the executive is required to remain employed by us as an executive on each vesting date.

Actual Results

In 2017, the Company achieved 103.74% of Adjusted EPS in 2016, resulting in the eligible NEOs receiving 93.7% of their target award amounts under the terms of the 2017 performance share awards. The individual target number of performance shares, including the dollar value of such target number, for the NEOs who received performance share awards for 2017 and the number of shares earned based on the level of achievement of Adjusted EPS growth, were as follows:

Name	Dollar Value of Target Award	Target Number of Performance Shares	Actual Performance Shares Earned
J. Boyd Douglas	$400,000	15,123	14,170
Matt J. Chambless	$300,000	11,342	10,627
David A. Dye	$400,000	15,123	14,170
Christopher L. Fowler	$400,000	15,123	14,170
Troy D. Rosser	$322,350	9,783	9,167

Sales Commissions.    One of our current NEOs - Troy D. Rosser - was compensated in 2017 in part through the payment of commissions. The amount of commissions earned by Mr. Rosser is included in the “Salary” column of the Summary Compensation Table on page 31 of this Proxy Statement.

Mr. Rosser, Senior Vice President–Sales, is responsible for overseeing all of the Company’s sales and marketing efforts. As the Company’s second highest ranking officer with a direct responsibility for sales, Mr. Rosser has received each year since 2006 a commission, payable monthly, equal to 1.0% of the Company’s gross profit from sales of software systems and hardware and provision of services to new customers that are invoiced during the first year after the date of installation. Such commission rate would increase to 1.5% on gross profit exceeding $29,300,000. Mr. Rosser has also received since 2006 a commission, payable monthly, equal to 0.5% of the Company’s gross profit from sales of software systems and hardware and provision of services to existing customers. Commissions from sales of software and hardware become payable at the time of completion of the installation of the applicable hardware and/or software. Commissions from sales of business management, consulting and managed IT services become payable at the time that the Company recognizes revenue from such sales under GAAP. Other than for the potential increase in commission rate (from 1.0% to 1.5%) on gross profit from sales of software and hardware to new customers, there are no threshold, target or maximum amounts or quotas established for the calculation of commissions due to Mr. Rosser.

In the event that a customer defaults on payment for software, hardware or business management services, all commissions paid to Mr. Rosser on the defaulted accounts are deducted from future commissions. In the event that partial payment from a customer is received, commissions are deducted pro rata based on the amount of the payment received. Other than in the event of an executive’s death, the Company discontinues all commission payments upon termination of the executive’s employment with the Company.

The Compensation Committee approved the specific sales metrics for Mr. Rosser’s commission arrangement based on input from the CEO and the estimated amount of total compensation that would be payable based on historical sales information. The commissions are designed to reward Mr. Rosser for Company performance directly related to sales activities. As previously described, there are no threshold, target or maximum amounts or quotas established for the calculation of commissions due to Mr. Rosser.

2018 Compensation Actions

As discussed under “Compensation Philosophy and Objectives—Compensation Improvements for 2018,” the Compensation Committee has made a number of significant improvements to our executive compensation program, including transitioning from a one-year to a three-year performance period for the performance share awards granted to our executive officers, adding a TSR performance modifier to our long-term equity incentive awards and increasing the percentage of the long-term equity awards that is granted in performance share awards while reducing the percentage granted as time-based restricted stock. These changes to the executive compensation program were implemented for the first time in 2018.

Base Salaries and Sales Commissions.    At its meeting on March 6, 2018, the Compensation Committee established 2018 base salaries and commission arrangements for the NEOs. The Compensation Committee did not approve any changes to the annual base salaries or commission arrangements of our NEOs for 2018. See “Elements Used to Achieve Compensation Objectives—Base Salaries” and “—Sales Commissions” for a discussion of the various factors that the Compensation Committee considers when evaluating and establishing base salaries and commission arrangements.

Annual Performance-Based Cash Bonuses. The Compensation Committee granted performance-based cash bonus awards pursuant to the 2014 Incentive Plan to the non-commissioned NEOs at its meeting on March 6, 2018. Each such individual was granted a target incentive amount (in dollars and as a percentage of base salary), with the actual incentive earned to be calculated based on the percentage increase in the Company’s Adjusted EBITDA in 2018 over the Company’s Adjusted EBIDTA in 2017. The Compensation Committee chose to base the 2018 performance-based cash bonuses on Adjusted EBITDA for the reasons described above under “Elements Used to Achieve Compensation Objectives—Annual Performance-Based Cash Bonuses.” Potential bonus payouts under the 2018 cash bonus awards will range from zero for below threshold performance to 50% of the target award for threshold performance, to 95% of the target award for performance at target, to 150% of the target award for maximum performance. Payouts related to performance between threshold and target and between target and maximum are subject to straight-line interpolation. Failure to meet the minimum performance threshold would result in the participant not receiving any portion of the bonus payout.

Long-Term Incentive Awards.

Time-Based Restricted Stock. The Compensation Committee granted restricted stock awards to all of the current executive officers of the Company, including our NEOs, at its meeting on March 6, 2018. These awards were granted under the 2014 Incentive Plan and are subject to time-based vesting, with one-third of the shares vesting on each of the first three anniversaries of the date of grant, commencing on March 6, 2019. After determining the target long-term incentive grant value for each NEO, 40% of such amount was allocated to restricted stock.

Performance Share Awards. At its meeting on March 6, 2018, the Compensation Committee also granted performance share awards pursuant to the 2014 Incentive Plan to each executive officer of the Company, including our NEOs. As discussed above, the Compensation Committee decided to grant 60% of the dollar amount of the target long-term incentive grant value as performance share awards. In order to transition from a one-year performance period to a three-year performance period, the Committee granted one-half of the performance shares subject to a one-year performance period (the “One-Year PSAs”) and one-half of the performance shares subject to a three-year performance period (the “Three-Year PSAs”):

•	One-Year PSAs: The target number of One-Year PSAs was determined by dividing the dollar amount of the target long-term incentive compensation to be paid through such awards by an amount equal to the closing price of our common stock on the date of grant. As with the annual performance share awards previously granted by the Compensation Committee, the actual number of performance shares earned will be calculated based on the percentage increase in the Company’s Adjusted EPS in 2018 over the Company’s Adjusted EPS in 2017. The actual performance shares earned by the NEOs, if any, will be issued as shares of restricted stock following the certification by the Compensation Committee of the Company’s achievement of the performance goal set forth above. Such shares of restricted stock are subject to time-based vesting, with one-third of the shares vesting on each of the first three anniversaries of the certification.

•	Three-Year PSAs: The target number of Three-Year PSAs was determined by dividing the dollar amount of the target long-term incentive compensation to be paid through such awards by an amount equal to the closing price of our common stock on the date of grant. The actual number of performance shares earned will be calculated based on the percentage increase in the Company’s Adjusted EPS in each of three years over the Company’s Adjusted EPS in the respective prior year. The threshold, target and maximum annual growth rates for each of the three years were established at the beginning of the three-year performance period and will be applied to each prior year actual outcome.

Based upon the formulas described above, the Compensation Committee approved 2018 grants of time-based restricted stock and performance share awards to the NEOs as follows:

Name	Dollar Value of Time-Based Award	Number of Restricted Shares	Dollar Value of Performance- Based Awards	Target Number of One-Year PSAs	Target Number of Three-Year PSAs
J. Boyd Douglas	$320,000	10,596	$480,000	7,947	7,947
Matt J. Chambless	$280,000	9,272	$420,000	6,953	6,954
David A. Dye	$320,000	10,596	$480,000	7,947	7,947
Christopher L. Fowler	$320,000	10,596	$480,000	7,947	7,947
Troy D. Rosser	$200,000	6,623	$300,000	4,967	4,967

With respect to the Three-Year PSAs, the Compensation Committee decided to apply a “TSR Modifier” (as hereinafter defined) to the number of performance shares earned to arrive at the final number of shares to be issued. The “TSR Modifier” is an adjustment to the number of performance shares earned based on how the Company’s total shareholder return (“TSR”) compares to the S&P 600 Health Care Equipment and Services index for the performance period. If the Company’s TSR is in the top quartile of this index, the number of performance shares earned for the period will be adjusted upward by 15% in order to reward relative outperformance against the index. Conversely, if the Company’s TSR is in the bottom quartile of this index, the number of performance shares earned for the period will be adjusted downward by 15% in order to further align compensation paid to our executives with returns generated for our stockholders.

Equity Grant Practices

As discussed above, the Compensation Committee intends to continue to make regular grants of equity that incentivize performance and have retentive effect. All such equity awards will be made under the 2014 Incentive Plan. The Compensation Committee is in the process of transitioning to a mix for the long-term equity awards more heavily weighted in favor of performance share awards than time-based restricted stock. Starting in 2018, the Compensation Committee structured the long-term equity awards to the Company’s executive officers, including the NEOs, so that approximately 40% of the equity is time-based restricted stock and approximately 60% is performance share awards (at the target level of performance). The Compensation Committee is also in the process of transitioning the performance share awards from a one-year performance period to a three-year performance period.

To date, our practice in granting equity has been to determine the dollar amount of targeted equity compensation that we want to provide the executives and then to grant a number of shares of time-based restricted stock or the target number of performance-based shares, as applicable, that has a fair market value equal to that amount on the date of grant. We determine the fair market value based on the closing price of our stock on Nasdaq on the date of grant. In 2017, this process was slightly different than in past years due to the amendment to the 2014 Incentive Plan to increase the number of shares available for grant being approved at the 2017 Annual Meeting of Stockholders. The Compensation Committee determined the dollar amount of restricted stock that it wanted to provide the NEOs and the corresponding number of shares based on the fair market value equal to that amount in early spring, but then did not grant the time-based restricted stock until after the amendment to the 2014 Incentive Plan was approved by the stockholders at the 2017 Annual Meeting. When the Compensation Committee granted time-based restricted stock to each of the NEOs and performance-based shares to Mr. Rosser on May 11, 2017, the Committee used the number of shares that it had calculated in early spring. This resulted in the NEOs receiving equity grants with a higher grant date fair value than the original targeted value due to the Company’s share price increasing from early spring to May 2017, and the Compensation Committee determined that it was appropriate to grant these higher amounts in order to compensate the NEO for receiving the grants later than in prior years and missing out on the stock price appreciation during such period. We do not select grant dates based upon the public release of material information about the Company, and the proximity of the grant date of any award to the date on which we announce such information is coincidental.

Employment, Severance and Change-in-Control Arrangements

Our NEOs do not have employment, severance or change-in-control agreements. Our NEOs serve at the will of the Board, which enables the Company to terminate their employment with discretion as to the terms of any severance arrangement. This is consistent with the Company’s employment and compensation philosophy. However, the NEOs are eligible to receive certain benefits upon the termination of their employment with the Company or a change in control of the Company with respect to awards made under the 2014 Incentive Plan. Under the 2014 Incentive Plan, if a NEO’s employment is terminated due to death or “Disability” (as defined in the 2014 Incentive Plan), the executive will be entitled to receive the pro rata portion of any performance-based cash bonus and any performance share award that would have been earned had the termination not occurred, and the vesting of any unvested restricted stock will automatically accelerate. If a NEO’s employment is terminated without “Cause” (as defined in the 2014 Incentive Plan), the Compensation Committee may determine, in its sole discretion, to accelerate the vesting of any unvested restricted stock. Finally, in the event of a “Change in Control” of the Company (as defined in the 2014 Incentive Plan) prior to the last day of a performance period, any performance-based cash bonus and any performance share award will be paid or deemed earned at the actual level of achievement (or, if not determinable, at the target level), and the vesting of any unvested restricted stock will automatically accelerate. The Compensation Committee believes these benefits are necessary in order to retain qualified officers. See “Potential Payments Upon Termination or Change-in-Control” below for additional detail.

Perquisites and Other Benefits

None of our executive officers receive any perquisites. Our policy is to not provide perquisites to executives, in part because we believe that they do not effectively incentivize management to improve the financial performance of the Company. Additionally, we do not maintain any pension or defined benefit plans for the benefit of our executive officers.

Our executive officers, including the NEOs, participate in the Company’s 401(k) plan on the same terms as all of our employees. The plan allows eligible employees to contribute up to 60% of their pre-tax earnings up to the statutory limit prescribed by the Internal Revenue Service. The Company matches a discretionary amount determined by the Board of Directors. In 2016, we matched employee contributions up to $2,000 per employee. Our executive officers, including the NEOs, also participate in our other benefit plans on the same terms as our other employees. These plans include medical and dental insurance, life insurance and long-term disability insurance.

Recoupment Policy

Time-based restricted stock awards, performance-based cash bonus awards and performance-based share awards granted under the Company’s 2014 Incentive Plan are subject to recovery or adjustment by the Company as may be required pursuant to any law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

Prohibition on Pledging and Hedging of Company Stock

The Company’s Insider Trading Policy prohibits the Company’s directors, officers and employees from pledging their common stock in the Company as security or engaging in transactions designed to “hedge” against the price of the Company’s common stock. None of the Company’s directors or executive officers currently engage in any pledging or hedging transactions.

Equity Ownership and Retention Requirements for Executive Officers

CPSI has always encouraged its executive officers to have a financial stake in the Company, and the officers have generally owned shares of our common stock. On January 27, 2014, the Board of Directors, at the recommendation of the Nominating and Corporate Governance Committee, amended CPSI’s Corporate Governance Guidelines in order to implement formal stock ownership guidelines for the Company’s executive officers, including its NEOs. Under the guidelines, the Chief Executive Officer should acquire and beneficially own shares of CPSI common stock valued at five (5) times such individual’s annual base salary. Each other executive officer should acquire and beneficially own shares of CPSI common stock valued at two (2) times such individual’s annual base salary. Current executive officers have five years from the date of adoption of this guideline (or until January 27, 2019) to satisfy this guideline, while any new executive officer has five years from the date of his or her designation by the Board as an executive officer to satisfy this guideline.

As with the stock ownership guidelines for the Company’s non-employee directors, the minimum number of shares to be held by an executive officer will be calculated on the first trading day of each calendar year based on the fair market value of such shares (a “Determination Date”). Any subsequent change in the value of the shares will not affect the amount of stock executive officers should hold during that year. For purposes of meeting the ownership guidelines, the following categories of stock are counted: (i) shares owned directly, (ii) shares owned indirectly (e.g., by a spouse, minor children or a trust), and (iii) time-vesting restricted stock. However, unexercised stock options and unearned performance shares, if any, are not counted toward meeting the guidelines. Also, any shares that are subject to hedging, monetization or pledging transactions are not counted toward meeting the ownership guidelines. If the number of shares that an executive officer should own is increased as a result of an increase in the amount of such officer’s annual base salary, the officer will have five years from the effective date of the increase to attain the increased level of ownership. If the number of shares that an executive officer should own as of a Determination Date is increased as a result of a decrease in the Company’s stock price, the executive officer will have until the later of three years from such Determination Date and the date by which such executive officer was otherwise required to comply with the ownership guidelines to attain the increased level of ownership.

In October 2017, we also established equity retention requirements for our executive officers. Under these requirements, officers are required to retain 100% of the net shares (as defined in the amended Corporate Governance Guidelines) obtained through the Company’s equity plans until the stock ownership guidelines are achieved. The Corporate Governance Guidelines contain these requirements and are available on our website at http://investors.cpsi.com under “Corporate Governance.”

Tax and Accounting Implications

Tax Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits the tax deductibility of compensation in excess of $1 million paid to certain of the Company’s officers whose compensation is required to be disclosed to our stockholders under the Exchange Act. Prior to the enactment of the 2017 Tax Cuts and Jobs Act, which was signed into law on December 22, 2017 (the “Tax Act”), an exception to the $1 million deduction limit existed for qualified performance-based compensation. The Tax Act repealed this exception for performance-based compensation and, as a result, all compensation in excess of $1 million paid to specified executives will not be deductible for fiscal years beginning after December 31, 2017. Transition rules under the Tax Act provide that certain performance-based compensation is specifically exempt from the deduction limit if it was subject to a “written binding contract” in effect as of November 2, 2017 that is not later modified in any material respect. However, because of the fact-based nature of the transition rules and the limited amount of related guidance, the Company cannot guarantee that incentive compensation granted prior to 2018 that was intended to comply with the performance-based compensation exception under Section 162(m) will in fact so qualify.

With the enactment of the Tax Act, the Compensation Committee will review and assess the impact of the new law on our compensation programs and design. While the Compensation Committee may consider the deductibility of awards as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions, as noted above, and believes it is important to preserve flexibility in administering its compensation program in a manner designed to promote varying corporate goals. Accordingly, where it is deemed necessary and in the best interests of the Company to attract and retain executive talent, the Compensation Committee may approve compensation that is not deductible by the Company for tax purposes.

Accounting for Stock-Based Compensation. The Company accounts for stock-based payments, including under its 2014 Incentive Plan, in accordance with the requirements of the FASB Accounting Standards Codification Topic 718, Compensation – Stock Compensation.

Section 409A of the Code (“Section 409A”). The Company designs, awards and implements its compensation arrangements to be exempt from or fully comply with Section 409A and accompanying regulations.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

William R. Seifert, II, Chairman

John C. Johnson

A. Robert Outlaw, Jr.

Glenn P. Tobin

Summary Compensation Table

The following table summarizes the total compensation paid to or earned by each of the Company’s NEOs for the fiscal years ended December 31, 2017, 2016 and 2015. The Company has not entered into any employment agreements with any of the NEOs.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (3)	Total ($)
J. Boyd Douglas President and CEO	2017 2016 2015	630,000 630,000 630,000		-0- -0- -0-	967,163 780,751 585,196	-0- -0- -0-	315,479 -0- -0-	-0- -0- -0-	22,493 39,668 66,566	1,935,135 1,450,419 1,281,762

Matt J. Chambless Chief Financial Officer	2017 2016 2015	325,000 325,000 192,077		-0- -0- -0-	725,358 585,589 90,012	-0- -0- -0-	162,747 -0- -0-	-0- -0- -0-	13,980 11,027 11,436	1,227,085 921,616 293,525

David A. Dye Executive Chairman and Chief Growth Officer	2017 2016 2015	425,000 425,000 497,923		-0- -0- -0-	967,163 780,751 585,196	-0- -0- -0-	212,823 -0- -0-	-0- -0- -0-	20,493 37,668 64,566	1,625,479 1,243,419 1,147,685

Christopher L. Fowler Chief Operating Officer and President – TruBridge, LLC	2017 2016 2015	500,000 500,000 430,769		-0- -0- -0-	967,163 780,751 438,846	-0- -0- -0-	250,380 -0- -0-	-0- -0- -0-	21,200 32,018 47,795	1,738,743 1,312,769 917,410

Troy D. Rosser Senior Vice President–Sales	2017 2016 2015	729,817 428,176 395,666	(4) (5) (6)	-0- -0- -0-	641,850 439,166 438,846	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	14,500 28,536 50,430	1,386,167 895,878 884,942

(1)	The amounts reported represent the aggregate grant date fair value of time-based restricted stock and performance share awards, calculated in accordance with FASB ASC Topic 718, rather than the amount paid to or realized by the NEO. The grant date fair value of the performance share awards granted in 2017, 2016 and 2015 is based upon the probable outcome of the performance conditions as of the grant date (calculated by multiplying the target number of performance shares by the closing price of the Company’s stock on the date of grant less the present value of the expected dividends not received during the relevant period, or $26.06 for the performance share awards granted to all of the NEOs except Mr. Rosser on March 9, 2017, $32.66 for the performance share awards granted to Mr. Rosser on May 11, 2017, $50.68 for the performance share awards granted to the NEOs in 2016 and $49.29 for the performance share awards granted to the NEOs in 2015). The maximum value of the performance share awards granted in 2017 (calculated by multiplying the maximum number of performance shares by the closing price of the Company’s stock on the date of grant less the present value of the expected dividends not received during the relevant period, or $26.06 for the performance share awards granted on March 9, 2017 and $32.66 for the performance share awards granted on May 11, 2017), is $591,171 for each of Messrs. Douglas, Dye and Fowler, $443,359 for Mr. Chambless, and $479,253 for Mr. Rosser. The maximum value of the performance share awards granted in 2016 (calculated by multiplying the maximum number of performance shares by the closing price of the Company’s stock on the date of grant less the present value of the expected dividends not received during the relevant period, or $50.68), is $571,164 for each of Messrs. Douglas, Dye and Fowler, $428,398 for Mr. Chambless, and $321,261 for Mr. Rosser. The maximum value of the performance share awards granted in 2015 (calculated by multiplying the maximum number of performance shares by the closing price of the Company’s stock on the date of grant less the present value of the expected dividends not received during the relevant period, or $49.29) is $427,788 for each of Messrs. Douglas and Dye and $320,829 for each of Messrs. Fowler and Rosser. Mr. Chambless was not granted performance share awards in 2015. See Note 8 to the financial statements in CPSI’s Form 10-K for the year ended December 31, 2017, Note 9 to the financial statements in CPSI’s Form 10-K for the year ended December 31, 2016 and Note 8 to the financial statements in CPSI’s Form 10-K for the year ended December 31, 2015 for the assumptions made in determining the grant date fair values. There can be no assurance that the grant date fair value of these awards will ever be realized.
(2)	The amounts reported represent compensation earned pursuant to annual cash incentive awards granted under the 2014 Incentive Plan. The annual cash incentive awards are based on pre-established, performance-based targets and, therefore, are reportable as “Non-Equity Incentive Plan Compensation” rather than as “Bonus.” For a description of the annual cash incentive awards, see “Elements Used to Achieve Compensation Objectives—Annual Performance-Based Cash Bonuses” beginning on page 23.

(3)	The following table shows each of the components of the “All Other Compensation” column for 2017: (i) Company contributions to the 401(k) retirement plan; and (ii) dividends paid on unvested shares of restricted stock under the Company’s 2005 Restricted Stock Plan and 2014 Incentive Plan. The Company does not provide any perquisites to its executive officers.

All Other Compensation – 2017

Name	Company 401(k) Contributions	Dividends on Restricted Stock	Total “All Other Compensation”
J. Boyd Douglas	$2,000	$20,493	$22,493
Matt J. Chambless	$2,000	$11,980	$13,980
David A. Dye	-0-	$20,493	$20,493
Christopher L. Fowler	$2,000	$19,200	$21,200
Troy D. Rosser	$2,000	$12,500	$14,500

(4)	$429,817 of this amount represents sales commissions earned by Mr. Rosser during 2017.
(5)	$273,176 of this amount represents sales commissions earned by Mr. Rosser during 2016.
(6)	$240,666 of this amount represents sales commissions earned by Mr. Rosser during 2015.

Grants of Plan-Based Awards in 2017

The following table provides certain information regarding the annual cash incentive, performance share and restricted stock awards granted to our NEOs pursuant to the 2014 Incentive Plan during the fiscal year ended December 31, 2017.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#) (3)		Awards ($/Sh)	Awards ($) (4)
J. Boyd Douglas	3/3/2017	151,200	302,400	453,600	—	—	—	—	—	—	—
	3/9/2017	—	—	—	7,562	15,123	22,685	—	—	—	394,130
	5/11/2017	—	—	—	—	—	—	17,391	—	—	573,033

Matt J. Chambless	3/3/2017	78,000	156,000	234,000	—	—	—	—	—	—	—
	3/9/2017	—	—	—	5,671	11,342	17,013	—	—	—	295,591
	5/11/2017	—	—	—	—	—	—	13,043	—	—	429,767

David A. Dye	3/3/2017	102,000	204,000	306,000	—	—	—	—	—	—	—
	3/9/2017	—	—	—	7,562	15,123	22,685	—	—	—	394,130
	5/11/2017	—	—	—	—	—	—	17,391	—	—	573,033

Christopher L. Fowler	3/3/2017	120,000	240,000	360,000	—	—	—	—	—	—	—
	3/9/2017	—	—	—	7,562	15,123	22,685	—	—	—	394,130
	5/11/2017	—	—	—	—	—	—	17,391	—	—	573,033

Troy D. Rosser	5/11/2017	—	—	—	4,891	9,783	14,674	—	—	—	319,500
	5/11/2017	—	—	—	—	—	—	9,783	—	—	322,350

(1)	The amounts shown in these columns reflect the threshold, target and maximum amounts potentially payable to each NEO who received an annual cash incentive award pursuant to the 2014 Incentive Plan. The actual amount earned in 2017 by each NEO that received an annual cash incentive award is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 31.
(2)	The amounts shown in these columns reflect the threshold, target and maximum amounts potentially payable to each NEO who received a performance share award pursuant to the 2014 Incentive Plan. The actual number of shares earned and issued pursuant to the award is reflected in the “Number of Shares or Units of Stock That Have Not Vested” column of the Outstanding Equity Awards at 2017 Fiscal Year-End table on page 34.
(3)	The amounts shown in this column reflect the number of shares of time-based restricted stock granted to each NEO on May 11, 2017 pursuant to the 2014 Incentive Plan. The award vests in three annual installments of one-third each on the first three anniversaries of the grant date, commencing on May 11, 2018. The NEOs are entitled to the receipt of dividends declared on our common stock at the same rate and on the same terms as our other stockholders. The shares automatically vest upon a grantee’s death or disability or upon a change in control of the Company. The shares are forfeited upon a termination of the grantee’s employment with the Company (other than as a result of death or disability).
(4)	With respect to the time-based restricted stock granted to each NEO on May 11, 2017, the value shown in this column is the grant date fair value of the full award. With respect to the performance share awards granted to each NEO on March 9, 2017 or May 11, 2017, as applicable, the value shown in this column is the grant date fair value of the target award (calculated by multiplying the target number of performance shares by the closing price of the Company’s stock on the date of grant less the present value of the expected dividends not received during the relevant period, or $26.06 for the grants on March 9, 2017 and $32.66 for the grants on May 11, 2017). See Note 8 to the financial statements in CPSI’s Form 10-K for the year ended December 31, 2017 for the assumptions made in determining the grant date fair value. There can be no assurance that the grant date fair value will ever be realized.

Outstanding Equity Awards at 2017 Fiscal Year-End

The following table sets forth information regarding the number of shares of unvested restricted stock held by our NEOs as of December 31, 2017. There were no stock options outstanding for our NEOs at December 31, 2017.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
J. Boyd Douglas	40,191	1,207,740	—	—
Matt J. Chambless	28,005	841,550	—	—
David A. Dye	40,191	1,207,740	—	—
Christopher L. Fowler	39,287	1,180,574	—	—
Troy D. Rosser	24,485	735,774	—	—

(1)	The number of shares shown in this column reflects time-based restricted stock and restricted stock issued pursuant to earned performance share awards granted under the Company’s 2014 Incentive Plan that had not vested as of December 31, 2017. The shares of time-based restricted stock granted on February 5, 2015, March 14, 2016 and May 11, 2017 vest in three annual installments of one-third each on each anniversary following the date of grant. The shares of restricted stock that were issued pursuant to the performance share awards granted on January 27, 2014 vest in three annual installments of one-third each on each anniversary of the vesting commencement date of February 5, 2015. The shares of restricted stock that were issued pursuant to the performance share awards granted on March 9, 2017 and May 11, 2017 vest in three annual installments of one-third each on each anniversary of the vesting commencement date of February 19, 2018. Pursuant to the performance share awards granted in 2017, each of Messrs. Douglas, Dye and Fowler earned 14,170 shares of restricted stock, Mr. Chambless earned 10,627 shares of restricted stock and Mr. Rosser earned 9,167 shares of restricted stock.
(2)	The market value is based on the closing price of our common stock on Nasdaq on December 29, 2017, the last trading day of 2017, of $30.05 multiplied by the number of shares.

Option Exercises and Stock Vested in 2017

The following table reflects certain information with respect to shares of restricted stock that vested during the fiscal year ended December 31, 2017. No stock options were held or exercised by the NEOs during 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
J. Boyd Douglas	—	—	9,996	261,967
Matt J. Chambless	—	—	2,457	61,609
David A. Dye	—	—	9,996	261,967
Christopher L. Fowler	—	—	8,123	212,820
Troy D. Rosser	—	—	7,028	184,241

(1)	The value realized upon the vesting of restricted shares is calculated based on the closing price of our common stock on Nasdaq on the applicable vesting date, or, if the vesting date was not a trading day, the previous trading day, multiplied by the number of shares.

Pension Benefits

The Company does not maintain any plans that provide for payments or other benefits to NEOs at, following, or in connection with their retirement.

Nonqualified Deferred Compensation

The Company does not maintain any defined contribution or other plans that provide for the deferral of compensation to NEOs on a basis that is not tax-qualified.

Potential Payments Upon Termination or Change-in-Control

As described in the Compensation Discussion and Analysis, the NEOs do not have employment, severance or change-in-control agreements with the Company. The information below describes and quantifies the compensation that would have accrued to the NEOs under the 2014 Incentive Plan upon a termination of the executives’ employment or a change-in-control of the Company on December 31, 2017. However, the actual benefit to a NEO under the 2014 Incentive Plan can only be determined at the time of the change-in-control event or such executive’s separation from the Company. Additionally, the benefits described below are in addition to benefits available generally to salaried employees upon a termination of employment, such as distributions under the Company’s 401(k) plan and disability benefits.

Accelerated Vesting of Time-Based Restricted Stock

The terms of the restricted stock award agreements with the NEOs under the 2014 Incentive Plan provide for the acceleration of vesting of unvested restricted stock upon the death or “Disability” of the executive or, at the discretion of the Board of Directors, upon the executive’s termination without “Cause,” as such terms are defined in the 2014 Incentive Plan. The award agreements under the 2014 Incentive Plan also provide that all of the shares of restricted stock not previously vested will automatically vest in the event of a “Change in Control” of the Company, as defined in the 2014 Incentive Plan. The amounts reported in the table below for the shares of restricted stock that would have vested in the event of a termination of employment due to death or Disability or a Change in Control that occurred on December 31, 2017 are based on the product of (x) the number of shares of restricted stock that were unvested as of December 31, 2017 and (y) our closing stock price of $30.05 on December 29, 2017.

Accelerated Payment of Performance-Based Cash Bonuses

If a NEO’s employment with the Company is terminated due to death or Disability, the terms of the performance-based cash bonus awards granted under the 2014 Incentive Plan provide that the performance-based cash bonus will be paid to the executive at the level he or she would have been entitled to receive had the termination not occurred, and such amount will be calculated on a pro-rated basis for the period from the grant date to the date of the termination. If a Change in Control occurs prior to the last day of the performance period, the cash bonus award will be paid to the executive at the actual level of achievement (or, if not determinable, at the target level) of the cash bonus award. The amounts reported in the table below for the performance-based cash bonuses that would have been earned in the event of a termination of employment due to death or Disability or a Change in Control that occurred on December 31, 2017 reflect the actual cash bonuses earned by the NEOs for 2017.

Accelerated Vesting of Performance Shares

The terms of the performance share awards that have been granted to the NEOs under the 2014 Incentive Plan provide that if the executive’s employment with the Company is terminated due to death or Disability during the performance period, the executive will earn the number of shares that he or she would have been entitled to receive had the termination not occurred, and such number of shares will be calculated on a pro-rated basis for the period from the grant date to the date of the termination. Such shares will not be subject to the time-based vesting restrictions provided for in the award agreement. If the executive’s employment with the Company is terminated due to death or Disability following the conclusion of the performance period but before all of the earned performance shares have vested, the unvested shares shall vest immediately as of the date of the termination. If a Change in Control occurs during the performance period, the performance share award will be deemed earned by the executive at the actual level of achievement (or, if not determinable, at the target level) of the award and such shares will not be subject to the time-based vesting restrictions provided for in the award agreement. If a Change in Control occurs following the conclusion of the performance period but before all of the earned performance shares have vested, the unvested shares shall vest immediately as of the date of the Change in Control. The amounts reported in the table below for the performance share awards that would have been earned in the event of a termination of employment due to death or Disability or a Change in Control that occurred on December 31, 2017 are based on the product of (x) the actual number of performance shares earned by the NEOs for 2017, which represent shares of unvested restricted stock, and (y) our closing stock price of $30.05 on December 29, 2017. The table below also reflects the amounts attributable to shares of restricted stock previously issued pursuant to performance share awards that would have vested in the event of a termination of employment due to death or Disability or a Change in Control that occurred on December 31, 2017.

The following table summarizes the potential payments to our NEOs with respect to the (i) shares of time-based restricted stock granted under the 2014 Incentive Plan, (ii) shares of restricted stock issued pursuant to performance share awards granted under the 2014 Incentive Plan and (iii) performance-based cash bonus awards granted under the 2014 Incentive Plan that would have vested or been paid, as applicable, in the event that either (a) a change in control of CPSI had occurred on December 31, 2017, or (b) the employment of the NEO had terminated on December 31, 2017 due to the executive’s death, Disability or, upon approval by the Board, a termination by the Company without Cause.

Name	Amount that Would Have Been Realized in the Event of a Change in Control of CPSI	Amount that Would Have Been Realized in the Event of the NEO’s Death, Disability or Termination without Cause (1)
J. Boyd Douglas	$1,551,856	$1,551,856
Matt J. Chambless	$1,025,783	$1,025,783
David A. Dye	$1,449,200	$1,449,200
Christopher L. Fowler	$1,459,592	$1,459,592
Troy D. Rosser	$754,285	$754,285

(1)	With respect to the termination of a NEO without Cause, this table assumes that the Compensation Committee would have exercised its discretion under the 2014 Incentive Plan and approved an acceleration of vesting of all of the shares of restricted stock upon such a termination.

Pay Ratio

For 2017, new SEC rules require companies to disclose the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our other employees. In determining the median employee, we prepared a list of all employees as of December 31, 2017. Consistent with applicable rules, we used reasonable estimates both in the methodology used to identify the median employee and in calculating the annual total compensation of employees other than the CEO. We determined our median employee based on the taxable wages of each of our 2,026 employees (excluding the CEO), as reported in Box 1 on Internal Revenue Service Form W-2. We annualized the taxable wages of full- and part-time employees who joined the Company during 2017.

The annual total compensation of our median employee (other than the CEO) for 2017 was $52,107. As disclosed in the Summary Compensation Table appearing on page 31, our CEO’s annual total compensation for 2017 was $1,935,135. Based on the foregoing, our estimate of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees was approximately 37 to 1. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

Non-Management Director Compensation

Our director compensation program is designed to attract and retain highly qualified non-employee directors and to address the time, effort, expertise and accountability required of active board membership. Our Compensation Committee believes that annual compensation for non-employee directors should consist of both cash to compensate members for their services on the Board and its committees, and equity to align the interest of directors and stockholders. Highlights of our director compensation program include:

•	Emphasis on equity in the overall compensation mix

•	Full-value equity grants under a fixed-value annual grant policy

•	Fees for committee service to differentiate individual pay based on workload

•	A robust stock ownership guideline set at five times the annual cash retainer to support stockholder alignment

In accordance with its charter, the Compensation Committee reviews and makes recommendations to the Board of Directors regarding the compensation of our non-employee directors. In making such recommendations, the Compensation Committee takes into consideration the director compensation practices of peer companies and whether such recommendation align with the interests of our stockholders. Like compensation for our executive officers, the Compensation Committee reviews the total compensation of our non-employee directors and each element of our director compensation program annually. At the direction of the Compensation Committee, FW Cook, the Compensation Committee’s independent compensation consultant, analyzes the competitive position of the Company’s director compensation program against the peer group used for executive compensation purposes (see pages 20 to 21 for more information about the Company’s peer group). FW Cook’s analysis in January 2017 showed that overall compensation for non-employee directors was below the peer group median. Despite this below market positioning, our Compensation Committee did not recommend that any changes be made to our director compensation program for 2017, except as noted below.

In 2017, each of our non-employee directors received an annual cash retainer (paid quarterly in advance) of $60,000 for service as a director. Each director who was a member of the Audit Committee received an additional $5,000, each director who was a member of the Compensation Committee received an additional $4,000 and each director who was a member of the Nominating and Corporate Governance Committee (the “Nominating Committee”) received an additional $1,000. Based upon advice received from FW Cook, the Compensation Committee recommended to the Board, and the Board approved on November 9, 2017, an increase in the additional fee paid to members of the Nominating Committee from $1,000 per year to $4,000 per year to reflect the increasing duties of the directors who serve on the Nominating Committee and the increasing complexity of matters being addressed by the Nominating Committee. The three directors who were elected to the Board on November 9, 2017 received the pro rata amounts of the annual cash retainer and committee fees described above for their service during 2017.

The Board also approved, based on the Compensation Committee’s recommendation, an additional retainer to be paid to the Lead Director of the Board in the amount of $15,000 per year in order to reflect the additional duties and responsibilities to be performed by the Lead Director. Mr. Huffman, as the Company’s newly-elected Lead Director, received the pro rata amount of this fee in 2017 based on his service as Lead Director beginning November 9, 2017. Directors who are employees of the Company receive no compensation for their service as directors. Directors are also reimbursed for their expenses incurred in attending any meeting of directors.

Additionally, each non-employee director typically receives a grant of approximately $100,000 of shares of restricted stock under the Computer Programs and Systems, Inc. 2012 Restricted Stock Plan for Non-Employee Directors (the “2012 Restricted Stock Plan for Non-Employee Directors”). In 2017, each non-employee director (except for Dr. Benjamin, Mr. Tobin and Ms. Warren, who were elected to the Board effective November 9, 2017) received a grant of restricted shares having a fair market value of approximately $143,000 due to the grants not occurring until May 11, 2017, instead of earlier in the spring as in prior years. The Compensation Committee chose to make the grants to the non-employee directors under the 2012 Restricted Stock Plan for Non-Employee Directors at the same time as the Committee made restricted stock grants to the executive officers and key employees under the 2014 Incentive Plan. These grants were made on May 11, 2017, after the amendment to the 2014 Incentive Plan was approved by the stockholders at the 2017 Annual Meeting to increase the number of shares available under such Plan. The Compensation Committee determined the number of shares that the non-employee directors were entitled to receive in early spring, and then granted that same number of shares on May 11, 2017. This resulted in the non-employee directors receiving restricted stock with a higher grant date fair value due to the Company’s share price increasing from early spring to May 2017, and the Compensation Committee determined that it was appropriate to grant these higher amounts in order to compensate the directors for receiving the grants later than in prior years and missing out on the stock price appreciation during such period. The Compensation Committee has returned to granting approximately $100,000 of shares of restricted stock to each non-employee director.

Each of Dr. Benjamin, Mr. Tobin and Ms. Warren received a pro rata grant of restricted stock in the amount of one-third of the annual grant of $100,000 of restricted stock, based on the approximately four months that each of them was to serve on the Board until the next annual grant in March 2018. All shares of restricted stock granted to the non-employee directors under the 2012 Restricted Stock Plan for Non-Employee Directors vest on the first anniversary of the date of grant.

The table below summarizes the compensation paid by the Company to the non-employee directors for the fiscal year ended December 31, 2017.

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Total ($)
Regina M. Benjamin(3)	9,217	33,333	42,550
Charles P. Huffman	68,592	143,267	211,859
John C. Johnson	65,432	143,267	208,699
W. Austin Mulherin	60,000	143,267	203,267
A. Robert Outlaw, Jr.	69,000	143,267	212,267
William R. Seifert, II	69,000	143,267	212,267
Glenn P. Tobin(3)	9,217	33,333	42,550
Denise W. Warren(3)	9,361	33,333	42,694

(1)	J. Boyd Douglas, the Company’s President and Chief Executive Officer, and David A. Dye, the Company’s Executive Chairman and Chief Growth Officer, are not included in this table as they are, and at all times during 2017 were, employees of the Company and thus received no compensation for their service as directors. The compensation received by Mr. Douglas and Mr. Dye as employees of the Company is shown in the Summary Compensation Table on page 31.
(2)	The amounts reported represent the grant date fair value of the time-based restricted stock granted in 2017, calculated in accordance with FASB ASC Topic 718. See Note 8 to the financial statements in CPSI’s Form 10-K for the year ended December 31, 2017 for the assumptions made in determining the grant date fair value. There can be no assurance that the grant date fair value will ever be realized. As of December 31, 2017, the aggregate number of unvested shares of restricted stock for each director was as follows: (i) for Dr. Benjamin, 1,188 shares, (ii) for Mr. Huffman, 4,348 shares, (iii) for Mr. Johnson, 4,348 shares, (iv) for Mr. Mulherin, 4,348 shares, (v) for Mr. Outlaw, 4,348 shares, (vi) for Mr. Seifert, 4,348 shares, (vii) for Mr. Tobin, 1,188 shares and (viii) for Ms. Warren, 1,188 shares.
(3)	Dr. Benjamin, Mr. Tobin and Ms. Warren were elected to the Board of Directors effective November 9, 2017.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number and percentage of outstanding shares of common stock beneficially owned as of March 6, 2018 by:

•	each director and director nominee;

•	each executive officer named in the Summary Compensation Table on page 31 of this Proxy Statement;

•	all of our directors and executive officers as a group; and

•	beneficial owners of 5% or more of our common stock.

Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such stockholders. Unless otherwise indicated, the address for each director and executive officer is: c/o Computer Programs and Systems, Inc., 6600 Wall Street, Mobile, Alabama 36695.

Name of Beneficial Owner	Number of Shares of Common Stock (1)	% of Shares of Common Stock (2)
Francisco Partners (3)	1,965,605	14.0%
BlackRock, Inc. (4)	1,458,080	10.4%
The Vanguard Group, Inc. (5)	1,223,930	8.7%
Brown Brothers Harriman & Co. (6)	1,201,050	8.5%
Gilead Capital (7)	1,017,110	7.4%
River Road Asset Management, LLC (8)	799,345	5.7%
Quantum Capital Management, LLC (9)	708,795	5.0%
J. Boyd Douglas (10)	230,369	1.6%
David A. Dye (11)	132,999	*
Regina M. Benjamin (12)	4,499	*
Charles P. Huffman (13)	14,999	*
John C. Johnson (14)	13,499	*
W. Austin Mulherin, III (15)	15,256	*
A. Robert Outlaw, Jr. (16)	14,516	*
William R. Seifert, II (17)	11,238	*
Glenn P. Tobin (18)	7,999	*
Denise W. Warren (19)	4,499	*
Matt J. Chambless (20)	40,313	*
Christopher L. Fowler (21)	52,911	*
Troy D. Rosser (22)	43,509	*
All Directors & Executive Officers as a group (15 persons)(23)	679,199	4.8%

*	Reflects ownership of less than 1%.
(1)	The number of shares of common stock reflected in the table is that number of shares which are deemed to be beneficially owned under Section 13(d) of the Exchange Act and SEC rules thereunder. Shares deemed to be beneficially owned include shares as to which, directly or indirectly, through any contract, relationship, arrangement, understanding or otherwise, either voting power or investment power is held or shared. Unless otherwise stated, the named person has the sole voting and investment power for the shares indicated.
(2)	Percentage of ownership is based on 14,085,989 shares of Company common stock outstanding as of March 14, 2018.
(3)	Includes (i) 1,938,968 shares held by Francisco Partners II, L.P. (“FPII”) with shared voting and dispositive power and (ii) 26,637 shares held by Francisco Partners Parallel Fund II, L.P. (“FPPII” and, together with FPII, “Francisco Partners”) with shared voting and dispositive power. Francisco Partners GP II, L.P. (“FPGPII”) is the general partner of FPII and FPPII, and Francisco Partners GP II Management, LLC (“FPMII”) is the general partner of FPGPII and may be deemed to have voting and investment control over these shares of common stock. Tom Ludwig is a manager of FMPII and may be deemed to have voting and investment control over these shares of common stock. The address of Francisco Partners is One Letterman Drive, Building C – Suite 410, San Francisco, California 94129. This information is based solely upon our review of a Schedule 13G filed by Francisco Partners with the SEC on February 18, 2016, reporting beneficial ownership as of January 8, 2016. Francisco Partners has not disclosed an amended Schedule 13G since such date. Francisco Partners filed a Form 4 on June 14, 2017 reporting that it is the beneficial owner (as defined in Rule 16a-1 under the Exchange Act) of 1,465,605 shares, with respect to which it has a pecuniary interest (as defined in Rule 16a-1(a)(2)(i) of the Exchange Act).
(4)

The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055. This information is based solely upon our review of an amended Schedule 13G filed by BlackRock, Inc. with the SEC on January 19, 2018, reporting beneficial ownership as of December 31, 2017. The Schedule 13G/A reports that (a) BlackRock, Inc. is a parent holding company or control person, (b) BlackRock, Inc.’s subsidiaries, BlackRock Advisors, LLC, BlackRock Investment Management (UK) Ltd., BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited, BlackRock (Netherlands) B.V.,

BlackRock Fund Advisors, BlackRock Asset Management Ireland Limited, BlackRock Institutional Trust Company, N.A., BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG and BlackRock Investment Management, LLC, acquired the shares being reported and (c) Blackrock, Inc. has sole voting power with respect to 1,434,474 shares and sole dispositive power with respect to all 1,458,080 shares.
(5)	The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. This information is based solely upon our review of an amended Schedule 13G filed by The Vanguard Group, Inc. (“Vanguard Group”) with the SEC on February 9, 2018, reporting beneficial ownership as of December 31, 2017. The Schedule 13G/A reports that, of the 1,223,930 shares reported as beneficially owned, Vanguard Group has sole voting power with respect to 16,882 shares, shared voting power with respect to 849 shares, sole dispositive power with respect to 1,206,750 shares and shared dispositive power with respect to 17,180 shares. The Schedule 13G/A reports that Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard Group, is the beneficial owner of 16,331 shares as a result of its serving as investment manager of collective trust accounts. The Schedule 13G/A also reports that Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard Group, is the beneficial owner of 1,400 shares as a result of its serving as investment manager of Australian investment offerings.
(6)	The address of Brown Brothers Harriman & Co. is 140 Broadway, New York, New York 10005. This information is based solely upon our review of an amended Schedule 13G filed by Brown Brothers Harriman & Co. (“Brown Brothers”) with the SEC on February 13, 2017, reporting beneficial ownership as of February 13, 2017. The Schedule 13G/A reports that, of the 1,201,050 shares reported as beneficially owned, Brown Brothers has sole voting and dispositive power with respect to all 1,201,050 shares. Brown Brothers has not disclosed an amended Schedule 13G since such date.
(7)	Includes 1,017,110 shares held by Gilead Capital LP, Gilead Capital GP LLC and Jeffrey A. Strong (collectively, “Gilead Capital”) with shared voting and dispositive power. The address of Gilead Capital is 157 Columbus Avenue, Suite 403, New York, New York 10023. This information is based solely upon our review of an amended Schedule 13G filed by Gilead Capital with the SEC on January 23, 2018, reporting beneficial ownership as of December 31, 2017.
(8)	The address of River Road Asset Management, LLC is 462 South 4th Street, Suite 2000, Louisville, Kentucky 40202. This information is based solely upon our review of an amended Schedule 13G filed by River Road Asset Management, LLC (“River Road”) with the SEC on February 9, 2018, reporting beneficial ownership as of December 31, 2017. The Schedule 13G/A reports that, of the 799,345 shares reported as beneficially owned, River Road has sole voting power with respect to 754,022 shares and sole dispositive power with respect to all 799,345 shares.
(9)	The address of Quantum Capital Management, LLC is 105 East Mill Road, Northfield, New Jersey 08225. This information is based solely upon our review of a Schedule 13G filed by Quantum Capital Management, LLC (“Quantum”) with the SEC on February 9, 2018, reporting beneficial ownership as of December 31, 2017. The Schedule 13G reports that, of the 708,795 shares reported as beneficially owned, Quantum has sole voting and dispositive power with respect to all 708,795 shares.
(10)	Mr. Douglas shares voting and investment power for 100 shares with his wife. Includes a total of 600 shares held in custodial accounts for the benefit of his three children. Also includes 47,166 shares of unvested restricted stock granted to Mr. Douglas under the Company’s 2014 Incentive Plan comprised of (i) 5,009 shares granted on March 14, 2016, (ii) 17,391 shares granted on May 11, 2017, (iii) 14,170 shares granted on February 19, 2018 (pursuant to an earned performance share award) and (iv) 10,596 shares granted on March 6, 2018.
(11)	Includes 56,400 shares owned by a trust for the benefit of Mr. Dye and his children. Also includes 47,166 shares of unvested restricted stock granted to Mr. Dye under the Company’s 2014 Incentive Plan comprised of (i) 5,009 shares granted on March 14, 2016, (ii) 17,391 shares granted on May 11, 2017, (iii) 14,170 shares granted on February 19, 2018 (pursuant to an earned performance share award) and (iv) 10,596 shares granted on March 6, 2018.
(12)	Includes 4,499 shares of unvested restricted stock granted to Dr. Benjamin under the Company’s 2012 Restricted Stock Plan for Non-Employee Directors comprised of (i) 1,188 shares granted on November 9, 2017 and (ii) 3,311 shares granted on March 6, 2018.
(13)	Mr. Huffman shares voting and investment power for 2,000 shares with his wife. Includes 7,659 shares of unvested restricted stock granted to Mr. Huffman under the Company’s 2012 Restricted Stock Plan for Non-Employee Directors comprised of (i) 4,348 shares granted on May 11, 2017 and (ii) 3,311 shares granted on March 6, 2018.
(14)	Includes 7,659 shares of unvested restricted stock granted to Mr. Johnson under the Company’s 2012 Restricted Stock Plan for Non-Employee Directors comprised of (i) 4,348 shares granted on May 11, 2017 and (ii) 3,311 shares granted on March 6, 2018.
(15)	Mr. Mulherin shares voting and investment power for 1,400 shares with his wife. Includes 372 shares held in a custodial account for the benefit of his daughter. Also includes 7,659 shares of unvested restricted stock granted to Mr. Mulherin under the Company’s 2012 Restricted Stock Plan for Non-Employee Directors comprised of (i) 4,348 shares granted on May 11, 2017 and (ii) 3,311 shares granted on March 6, 2018.
(16)	Includes 7,659 shares of unvested restricted stock granted to Mr. Outlaw under the Company’s 2012 Restricted Stock Plan for Non-Employee Directors comprised of (i) 4,348 shares granted on May 11, 2017 and (ii) 3,311 shares granted on March 6, 2018.
(17)	Includes 4,348 shares of unvested restricted stock granted to Mr. Seifert under the Company’s 2012 Restricted Stock Plan for Non-Employee Directors on May 11, 2017.
(18)	Includes 4,499 shares of unvested restricted stock granted to Mr. Tobin under the Company’s 2012 Restricted Stock Plan for Non-Employee Directors comprised of (i) 1,188 shares granted on November 9, 2017 and (ii) 3,311 shares granted on March 6, 2018.
(19)	Includes 4,499 shares of unvested restricted stock granted to Ms. Warren under the Company’s 2012 Restricted Stock Plan for Non-Employee Directors comprised of (i) 1,188 shares granted on November 9, 2017 and (ii) 3,311 shares granted on March 6, 2018.
(20)	Includes 36,699 shares of unvested restricted stock granted to Mr. Chambless under the Company’s 2014 Incentive Plan comprised of (i) 3,757 shares granted on March 14, 2016, (ii) 13,043 shares granted on May 11, 2017, (iii) 10,627 shares granted on February 19, 2018 (pursuant to an earned performance share award) and (iv) 9,272 shares granted on March 6, 2018. .
(21)	Includes 47,166 shares of unvested restricted stock granted to Mr. Fowler under the Company’s 2014 Incentive Plan comprised of (i) 5,009 shares granted on March 14, 2016, (ii) 17,391 shares granted on May 11, 2017, (iii) 14,170 shares granted on February 19, 2018 (pursuant to an earned performance share award) and (iv) 10,596 shares granted on March 6, 2018.
(22)	Includes 28,390 shares of unvested restricted stock granted to Mr. Rosser under the Company’s 2014 Incentive Plan comprised of (i) 2,817 shares granted on March 14, 2016, (ii) 9,783 shares granted on May 11, 2017, (iii) 9,167 shares granted on February 19, 2018 (pursuant to an earned performance share award) and (iv) 6,623 shares granted on March 6, 2018.
(23)	Includes shares of unvested restricted stock as described in footnotes (10)-(22).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and officers, and persons who own more than ten percent (10%) of our common stock, to file reports of ownership and changes in ownership of Company common stock held by them with the SEC. Copies of these reports must also be provided to the Company. Based on our review of these reports, we believe that, during the year ended December 31, 2017, all reports required to be filed during such year were filed on a timely basis, except that (i) a late Form 4 was filed on behalf of Mr. Fowler to report a sale of shares of Company common stock on March 27, 2017, (ii) a late Form 4 was filed on behalf of Mr. Dye to report a sale of shares of Company common stock on May 9, 2017 and a grant of restricted stock from the Company on May 11, 2017, and (iii) a late Form 4 was filed on behalf of Mr. Schneider to report a sale of shares of Company common stock on December 18, 2017.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policy for the Review and Approval of Related Person Transactions

We may occasionally enter into or participate in transactions with certain “related persons.” Related persons include our executive officers, directors, 5% or more beneficial owners of our common stock, immediate family members of these persons, and entities in which one of these persons has a direct or indirect material interest. We refer to transactions with these related persons as “related person transactions.” We have a written policy regarding the review and approval of related person transactions.

In accordance with this policy, and except for certain transactions subject to standing pre-approval under the policy, our Audit Committee must review and approve all such related person transactions that exceed or are expected to exceed $100,000 in any calendar year. This $100,000 threshold is less than the $120,000 threshold requiring disclosure under the rules of the SEC. The Audit Committee considers all relevant factors when determining whether to approve a related person transaction, including whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. No director may participate in any discussion or approval of any related person transaction in which he or she is a related person, but that director is required to provide the Audit Committee with all material information concerning the transaction.

Related Person Transactions

Matt Cole, the brother-in-law of W. Austin Mulherin, III (a director of the Company), is employed by the Company as a sales manager. Matt Cole received total compensation of $158,778 from the Company during 2017. The Audit Committee reviewed and approved the compensation of Mr. Cole.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors is currently composed of four directors who are independent directors as defined under existing Nasdaq rules and SEC rules. The Audit Committee operates under a written charter, as last amended by the Board of Directors on April 27, 2015.

The Audit Committee hereby submits the following report:

•	We have reviewed and discussed with management the Company’s audited financial statements as of, and for, the year ended December 31, 2017.

•	We have discussed with the independent registered public accountants, Grant Thornton LLP, the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16, Communications with Audit Committees, as amended, as well as all other matters required to be discussed with Grant Thornton LLP by applicable PCAOB standards.

•	We have received and reviewed the written disclosures and the letter from Grant Thornton LLP required by applicable PCAOB standards regarding Grant Thornton LLP’s communications with the Audit Committee concerning independence, and have discussed with Grant Thornton LLP their independence. We considered whether the provision of non-financial audit services was compatible with Grant Thornton LLP’s independence in performing financial audit services.

Based on the review and discussions referred to above, we recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the SEC. It should be noted that management is responsible for the Company’s financial reporting process, including its system of internal controls, and the preparation of financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent registered public accountants are responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures.

AUDIT COMMITTEE

Charles P. Huffman, Chairman

A. Robert Outlaw, Jr.

William R. Seifert, II

Denise W. Warren.

PROPOSAL 2

ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers (“NEOs”) as disclosed in this Proxy Statement in accordance with the rules of the SEC. We intend to hold such an advisory vote on the compensation of our NEOs, commonly known as a “say-on-pay” vote, each year in connection with our Annual Meeting of Stockholders until the next vote on the frequency of the “say-on-pay” vote or until our Board of Directors otherwise determines that a different frequency for this advisory vote is in the best interests of our stockholders. The next advisory vote on the frequency of “say-on-pay” votes will occur no later than 2023.

As described in detail under the heading “Compensation Discussion and Analysis,” we seek to align the interests of our NEOs with the interests of our stockholders and to reward performance that enhances stockholder returns. As discussed in the “Compensation Discussion and Analysis,” the Compensation Committee intends to place a greater emphasis in the future on performance-based compensation, as evidenced by the performance share awards and performance-based cash bonus awards granted to the Company’s executive officers since 2014, the transition to an equity compensation mix that is more heavily weighted in favor of performance-based equity than time-based equity, and the transition from one-year performance share awards to three-year performance share awards. We believe that our compensation program has been, and will continue to be, successful in retaining and motivating our executive officers necessary for the current and long-term success of the Company.

We are asking our stockholders to indicate their support for the compensation of our NEOs as described in this Proxy Statement. This proposal gives our stockholders the opportunity to express their views on the compensation of our NEOs. This vote is not intended to address any specific element of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Accordingly, in accordance with Section 14A of the Securities Exchange Act of 1934, as amended, we are asking our stockholders to vote FOR the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the NEOs, as disclosed in the Company’s Proxy Statement for the 2018 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2017 Summary Compensation Table and the other related tables and disclosure.”

This “say-on-pay” vote is advisory and, therefore, is not binding on the Company, our Board of Directors, or our Compensation Committee. However, our Board and our Compensation Committee value the opinions of our stockholders and will take into account the outcome of this vote in considering future compensation arrangements. To the extent there is any significant vote against the compensation of our NEOs as disclosed in this Proxy Statement, the Compensation Committee and Board will evaluate whether any actions are necessary to address the concerns of stockholders.

The Board of Directors recommends that the stockholders vote FOR Proposal 2.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

At the direction of the Audit Committee, the ratification of the appointment of Grant Thornton LLP (“Grant Thornton”) as the Company’s independent registered public accountants for the year ending December 31, 2018 is being presented to the stockholders for approval at the Annual Meeting. If the appointment of independent registered public accountants is not ratified, the Audit Committee will reconsider its appointment of independent registered public accountants.

General

The Audit Committee has approved the engagement of Grant Thornton as the Company’s independent registered public accountants for the year ending December 31, 2018. Grant Thornton has been engaged by the Company since 2004 and has audited the financial statements of the Company for the years ended December 31, 2004 through December 31, 2017.

It is expected that a representative of Grant Thornton will be present at the Annual Meeting to respond to appropriate questions, and will be given the opportunity to make a statement if he or she so desires.

Fees Paid to Grant Thornton LLP

The following table presents the fees paid or accrued by the Company for the audit and other services rendered by Grant Thornton for the years ended December 31, 2017 and 2016.

	2017	2016
Audit Fees	$813,331	$1,018,854
Audit-Related Fees	$0	$0
Tax Fees	$0	$17,120
All Other Fees	$0	$118,185
TOTAL	$813,331	$1,154,159

Audit Fees. Audit Fees for the last two years were for professional services rendered by the independent registered public accountants in connection with (i) the audits of the Company’s annual financial statements and audits of the effectiveness of the Company’s internal control over financial reporting, and (ii) the review of the Company’s quarterly financial statements. Additionally, Audit Fees for 2016 were for services rendered by Grant Thornton in connection with the preparation of the opening balance sheet for the acquisition of HHI.

Audit-Related Fees. There were no Audit-Related Fees paid to Grant Thornton in 2017 or 2016.

Tax Fees. Tax Fees in 2016 were for services related to the Section 382 study on recoverability of net operating losses.

All Other Fees. All Other Fees encompasses any services provided by the independent registered public accountants other than the services reported in the other above categories. Other Fees paid to Grant Thornton in 2016 were for services related to the integration of HHI into the Company.

Pre-Approval Policy

The Audit Committee’s policy is to specifically pre-approve all audit and non-audit services to be rendered by the independent registered public accountants. Through this policy, the Audit Committee can effectively monitor the costs of services and can ensure that the provision of such services does not impair the registered accountant’s independence.

The Board of Directors recommends that the stockholders vote FOR Proposal 3.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors of the Company does not know of any business which will be presented for consideration at the Annual Meeting other than that specified herein and in the Notice of Annual Meeting of Stockholders, but if other matters are properly presented, it is the intention of the persons designated as proxies to vote in accordance with their judgment on such matters.

DEADLINE FOR STOCKHOLDER PROPOSALS

In order for a proposal by a stockholder of the Company to be eligible to be included in the proxy statement and proxy form for the 2019 Annual Meeting of Stockholders pursuant to the proposal process mandated by SEC Rule 14a-8, the proposal must be received by the Company’s Corporate Secretary at Computer Programs and Systems, Inc., 6600 Wall Street, Mobile, Alabama 36695, on or before November 16, 2018. If the date of the 2019 Annual Meeting changes by more than 30 days from April 30, 2019, then the deadline to submit stockholder proposals for inclusion in the proxy statement for the 2019 Annual Meeting will be a reasonable time before the Company begins to print and mail its proxy materials for the 2019 Annual Meeting. The Company will determine whether to include a proposal in the 2019 proxy statement in accordance with the SEC rules governing the solicitation of proxies.

If a stockholder proposal is submitted outside the proposal process mandated by SEC Rule 14a-8, and is submitted instead under the Company’s advance notice Bylaw provision (Section 1.13 of the Bylaws), the proposal must be received by the Company’s Corporate Secretary at Computer Programs and Systems, Inc., 6600 Wall Street, Mobile, Alabama 36695 not earlier than December 31, 2018 nor later than January 30, 2019, together with the necessary supporting documentation required under that Bylaw provision. If the date of the 2019 Annual Meeting is advanced by more than 30 days or is delayed by more than 70 days from April 30, 2019, then to be timely the nomination or proposal must be received by the Company no earlier than the 120th day prior to the 2019 Annual Meeting and no later than the close of business on the later of the 90th day prior to the meeting and the 10th day following the day on which public announcement of the date of the 2019 Annual Meeting is first made.

A COPY OF OUR 2017 ANNUAL REPORT TO STOCKHOLDERS, WHICH INCLUDES OUR FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, IS ENCLOSED WITH THIS PROXY STATEMENT. IF THE ANNUAL REPORT IS NOT INCLUDED, PLEASE NOTIFY US IN WRITING AT COMPUTER PROGRAMS AND SYSTEMS, INC., ATTENTION: DAVID A. DYE, 6600 WALL STREET, MOBILE, ALABAMA 36695.

ANNUAL MEETING OF COMPUTER PROGRAMS AND SYSTEMS, INC.
Date:	April 30, 2018
Time:	08:00 A.M. (Central Time)
Place:	The Battle House Renaissance Mobile Hotel & Spa 26 North Royal Street Mobile, Alabama 36602

Please make your marks like this: ☒ Use dark black pencil or pen only Board of Directors Recommends a Vote FOR proposals 1, 2, and 3.

1: Election of Class I Directors				Directors Recommend
	For	Against	Abstain
01 John C. Johnson	☐	☐	☐	For
02 W. Austin Mulherin, III	☐	☐	☐	For
03 Glenn P. Tobin	☐	☐	☐	For

	For	Against	Abstain

2: To approve on an advisory basis the compensation of the Company’s named executive officers.	☐	☐	☐	For

3: To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accountants for the year ending December 31, 2018.	☐	☐	☐	For

4: To consider and act upon any other matters which may properly come before the meeting or any adjournment thereof.

Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Annual Meeting of Computer Programs and Systems, Inc.

to be held on Monday, April 30, 2018

for Holders as of March 5, 2018

This proxy is being solicited on behalf of the Board of Directors

INTERNET	VOTED BY:	TELEPHONE
Go To		866-509-1050
www.proxypush.com/CPSI • Cast your vote online. • View Meeting Documents.	OR MAIL	• Use any touch-tone telephone. • Have your Proxy Card/Voting Instruction Form ready. • Follow the simple recorded instructions.

OR	•	Mark, sign and date your Proxy Card/Voting Instruction Form.
	•	Detach your Proxy Card/Voting Instruction Form.
	•	Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

The undersigned hereby appoints J. Boyd Douglas and Matt J. Chambless, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Computer Programs and Systems, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1 AND FOR THE PROPOSALS IN ITEMS 2 AND 3 AND AUTHORITY WILL BE DEEMED GRANTED UNDER ITEM 4.

All votes must be received by 05:00 P.M., Central Time, April 29, 2018.
PROXY TABULATOR FOR COMPUTER PROGRAMS AND SYSTEMS, INC.
P.O. BOX 8016 CARY, NC 27512-9903

Please separate carefully at the perforation and return just this portion in the envelope provided.

Proxy — Computer Programs and Systems, Inc.
Annual Meeting of Stockholders
April 30, 2018, 8:00 a.m. (Central Daylight Time)
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned appoints J. Boyd Douglas and Matt J. Chambless (the “Named Proxies”) and each of them as proxies for the undersigned, with full power of substitution, to vote the shares of common stock of Computer Programs and Systems, Inc., a Delaware corporation (“the Company”), at the Annual Meeting of Stockholders of the Company to be held at The Battle House Renaissance Mobile Hotel & Spa, 26 North Royal Street Mobile, Alabama 36602, on Monday, April 30, 2018 at 8:00 a.m. (CDT) and all adjournments thereof.

The purpose of the Annual Meeting is to take action on the following:
1.	Proposal 1 — Election of Class I Directors;
2.	Proposal 2 — Advisory vote on compensation of named executive officers;
3.	Proposal 3 — Ratification of the appointment of the Company’s independent registered public accountants; and
4.	Transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

The three (3) directors up for re-election are: John C. Johnson, W. Austin Mulherin, III and Glenn P. Tobin.

The Board of Directors of the Company recommends a vote “FOR” all nominees for director and “FOR” proposals 2 and 3.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” all nominees for director and “FOR” each proposal. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign and return this card.

                To attend the meeting and vote your shares            ☐

                 in person, please mark this box.